EXHIBIT 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

    Yahoo Japan Corporation

    Tokyo, Japan:

We have audited the accompanying consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows of Yahoo Japan Corporation and its subsidiaries (the “Company”) for the year ended March 31, 2014, and the related notes (the “consolidated financial statements”).

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Yahoo Japan Corporation and its subsidiaries for the year ended March 31, 2014, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

The accompanying consolidated statements of financial position of the Company as of March 31, 2015 and 2016, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for the years ended March 31, 2015 and 2016 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Deloitte Touche Tohmatsu LLC

September 24, 2015 (September 19, 2016 as to the segment information for the year ended March 31, 2014 disclosed in Note 6)

Yahoo Japan Corporation and Subsidiaries

Consolidated Statements of Financial Position (Unaudited)

	Millions of Yen		Thousands of U.S. Dollars (Note 2(3))
	As of March 31		As of March 31, 2016
	2016	2015

ASSETS:
Current assets:
Cash and cash equivalents (Note 7)	¥449,165	¥503,937	$3,986,200
Trade and other receivables (Notes 8 and 25)	305,759	217,736	2,713,516
Inventories	14,902	419	132,251
Other financial assets (Notes 9 and 25)	30,118	15,902	267,288
Other current assets (Note 10)	6,437	3,834	57,126

Total current assets	806,381	741,828	7,156,381

Non-current assets:
Property and equipment (Note 11)	121,134	67,466	1,075,027
Goodwill (Note 12)	156,362	27,673	1,387,664
Intangible assets (Note 12)	128,712	32,382	1,142,279
Investments accounted for using the equity method (Note 13)	34,257	61,671	304,020
Other financial assets (Notes 9 and 25)	70,322	58,104	624,086
Deferred tax assets (Note 14)	23,331	15,105	207,055
Other non-current assets (Note 10)	2,301	3,374	20,421

Total non-current assets	536,419	265,775	4,760,552

TOTAL ASSETS	¥1,342,800	¥1,007,603	$11,916,933

2	(Continued)

Yahoo Japan Corporation and Subsidiaries

Consolidated Statements of Financial Position (Unaudited)

	Millions of Yen		Thousands of U.S. Dollars (Note 2(3))
	As of March 31		As of March 31, 2016
	2016	2015

LIABILITIES AND EQUITY:
Liabilities:
Current liabilities:
Trade and other payables (Notes 15 and 25)	¥270,767	¥158,979	$2,402,973
Other financial liabilities (Notes 16 and 25)	18,288	9,671	162,300
Income taxes payable (Note 14)	30,782	33,072	273,181
Provisions (Note 17)	12,547	6,399	111,351
Other current liabilities (Note 19)	33,639	31,652	298,536

Total current liabilities	366,023	239,773	3,248,341

Non-current liabilities:
Other financial liabilities (Notes 16 and 25)	10,563	920	93,743
Provisions (Note 17)	20,089	22,842	178,284
Deferred tax liabilities (Note 14)	27,516	29	244,196
Other non-current liabilities (Note 19)	5,845	3,485	51,872

Total non-current liabilities	64,013	27,276	568,095

Total liabilities	430,036	267,049	3,816,436

Equity:
Equity attributable to owners of the parent:
Common stock (Note 22)	8,359	8,281	74,184
Capital surplus (Notes 22 and 24)	(3,081)	1,235	(27,343)
Retained earnings (Note 22)	827,024	705,840	7,339,581
Treasury stock (Note 22)	(1,316)	(1,316)	(11,679)
Accumulated other comprehensive income	13,180	11,962	116,968

Total equity attributable to owners of the parent	844,166	726,002	7,491,711
Non-controlling interests	68,598	14,552	608,786

Total equity	912,764	740,554	8,100,497

TOTAL LIABILITIES AND EQUITY	¥1,342,800	¥1,007,603	$11,916,933

See notes to consolidated financial statements.

3	(Concluded)

Yahoo Japan Corporation and Subsidiaries

Consolidated Statements of Profit or Loss

	Millions of Yen			Thousands of U.S. Dollars (Note 2(3))
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

REVENUE (Note 28)	¥652,327	¥428,488	¥408,515	$5,789,200

COST OF SALES (Note 29)	247,372	85,502	75,861	2,195,350

Gross profit	404,955	342,986	332,654	3,593,850

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 29)	239,653	145,774	136,216	2,126,846

GAIN FROM REMEASUREMENT RELATING TO BUSINESS COMBINATIONS (Note 5)	59,696			529,783

Operating income	224,998	197,212	196,438	1,996,787

OTHER NON-OPERATING INCOME (Note 30)	3,016	10,638	13,194	26,766

OTHER NON-OPERATING EXPENSES	2,746	1,224	1,313	24,370

EQUITY IN EARNINGS (LOSSES) OF ASSOCIATES AND A JOINT VENTURE (Note 13)	1,317	1,673	(94)	11,688

PROFIT BEFORE TAX	226,585	208,299	208,225	2,010,871

INCOME TAX EXPENSE (Note 14)	54,093	74,366	78,557	480,058

PROFIT FOR THE YEAR	¥172,492	¥133,933	¥129,668	$1,530,813

ATTRIBUTABLE TO:
Owners of the parent	¥171,617	¥133,052	¥128,605	$1,523,048
Non-controlling interests	875	881	1,063	7,765

PROFIT FOR THE YEAR	¥172,492	¥133,933	¥129,668	$1,530,813

EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE PARENT:
Basic (yen and U.S. dollars) (Note 32)	¥30.15	¥23.37	¥22.43	$0.27
Diluted (yen and U.S. dollars) (Note 32)	30.14	23.37	22.43	0.27

See notes to consolidated financial statements.

Yahoo Japan Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

	Millions of Yen			Thousands of U.S. Dollars (Note 2(3))
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

PROFIT FOR THE YEAR	¥172,492	¥133,933	¥129,668	$1,530,813

OTHER COMPREHENSIVE INCOME:
Items that may be reclassified subsequently to profit or loss:
Available-for-sale financial assets (Notes 26 and 31)	2,059	41	5,098	18,273
Exchange differences on translating foreign operations (Notes 26 and 31)	(810)	928	175	(7,189)
Share of other comprehensive income of associates (Note 31)	(237)	976	191	(2,103)

Other comprehensive income, net of tax	1,012	1,945	5,464	8,981

TOTAL COMPREHENSIVE INCOME	¥173,504	¥135,878	¥135,132	$1,539,794

ATTRIBUTABLE TO:
Owners of the parent	¥172,835	¥134,981	¥134,062	$1,533,857
Non-controlling interests	669	897	1,070	5,937

TOTAL COMPREHENSIVE INCOME	¥173,504	¥135,878	¥135,132	$1,539,794

See notes to consolidated financial statements.

Yahoo Japan Corporation and Subsidiaries

Consolidated Statements of Changes in Equity

	Millions of Yen
	Equity Attributable to Owners of the Parent
	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total	Non-controlling Interests	Total

BALANCE AT APRIL 1, 2013	¥8,037	¥3,694	¥522,311	¥(372)	¥4,576	¥538,246	¥7,372	¥545,618

Profit for the year			128,605			128,605	1,063	129,668
Other comprehensive income, net of tax					5,457	5,457	7	5,464

Total comprehensive income for the year			128,605		5,457	134,062	1,070	135,132

Issue of common stock (Note 22)	234	234				468		468
Payment of dividends (Note 23)			(23,058)			(23,058)	(201)	(23,259)
Purchase and disposal of treasury stock				(30,000)		(30,000)		(30,000)
Changes attributable to obtaining or losing control of subsidiaries							98	98
Changes in ownership interests in subsidiaries without losing control		(165)				(165)	(303)	(468)
Cancellation of treasury stock			(29,846)	29,846
Others		130				130		130

Total	234	199	(52,904)	(154)		(52,625)	(406)	(53,031)

BALANCE AT MARCH 31, 2014	8,271	3,893	598,012	(526)	10,033	619,683	8,036	627,719

Profit for the year			133,052			133,052	881	133,933
Other comprehensive income, net of tax					1,929	1,929	16	1,945

Total comprehensive income for the year			133,052		1,929	134,981	897	135,878

Issue of common stock (Note 22)	10	10				20		20
Payment of dividends (Note 23)			(25,224)			(25,224)	(223)	(25,447)
Purchase and disposal of treasury stock		2		(790)		(788)		(788)
Changes attributable to obtaining or losing control of subsidiaries							8,315	8,315
Changes in ownership interests in subsidiaries without losing control		(2,716)				(2,716)	(2,473)	(5,189)
Others		46				46		46

Total	10	(2,658)	(25,224)	(790)		(28,662)	5,619	(23,043)

BALANCE AT MARCH 31, 2015 (UNAUDITED)	8,281	1,235	705,840	(1,316)	11,962	726,002	14,552	740,554

Profit for the year			171,617			171,617	875	172,492
Other comprehensive income, net of tax					1,218	1,218	(206)	1,012

Total comprehensive income for the year			171,617		1,218	172,835	669	173,504

Issue of common stock (Note 22)	78	78				156		156
Payment of dividends (Note 23)			(50,433)			(50,433)	(757)	(51,190)
Changes attributable to obtaining or losing control of subsidiaries							55,562	55,562
Changes in ownership interests in subsidiaries without losing control		(4,305)				(4,305)	(1,429)	(5,734)
Others		(89)				(89)	1	(88)

Total	78	(4,316)	(50,433)			(54,671)	53,377	(1,294)

BALANCE AT MARCH 31, 2016 (UNAUDITED)	¥8,359	¥(3,081)	¥827,024	¥(1,316)	¥13,180	¥844,166	¥68,598	¥912,764

6	(Continued)

Yahoo Japan Corporation and Subsidiaries

Consolidated Statements of Changes in Equity

	Thousands of U.S. Dollars (Note 2(3))
	Equity Attributable to Owners of the Parent
	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total	Non-controlling Interests	Total

BALANCE AT MARCH 31, 2015 (UNAUDITED)	$73,492	$10,960	$6,264,111	$(11,679)	$106,159	$6,443,043	$129,144	$6,572,187

Profit for the year			1,523,048			1,523,048	7,765	1,530,813
Other comprehensive income, net of tax					10,809	10,809	(1,828)	8,981

Total comprehensive income for the year			1,523,048		10,809	1,533,857	5,937	1,539,794

Issue of common stock (Note 22)	692	692				1,384		1,384
Payment of dividends (Note 23)			(447,578)			(447,578)	(6,717)	(454,295)
Changes attributable to obtaining or losing control of subsidiaries							493,095	493,095
Changes in ownership interests in subsidiaries without losing control		(38,205)				(38,205)	(12,682)	(50,887)
Others		(790)				(790)	9	(781)

Total	692	(38,303)	(447,578)			(485,189)	473,705	(11,484)

BALANCE AT MARCH 31, 2016 (UNAUDITED)	$74,184	$(27,343)	$7,339,581	$(11,679)	$116,968	$7,491,711	$608,786	$8,100,497

See notes to consolidated financial statements.

7	(Concluded)

Yahoo Japan Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Millions of Yen			Thousands of U.S. Dollars (Note 2(3))
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit before tax	¥226,585	¥208,299	¥208,225	$2,010,871
Depreciation and amortization	30,698	16,936	13,452	272,435
Gain on remeasurement of investments in associates acquired in stages (Note 30)		(6,249)
Gain from remeasurement relating to business combinations (Note 5)	(59,696)			(529,783)
Increase in trade and other receivables	(39,866)	(22,536)	(16,326)	(353,798)
Increase in trade and other payables	40,523	15,800	21,207	359,629
Increase (decrease) in consumption taxes payable	(9,384)	8,425	1,368	(83,280)
Increase in other financial assets	(4,878)	(3,574)	(2,957)	(43,291)
Increase (decrease) in other financial liabilities	(5,323)	3,962	(539)	(47,240)
Gain on sale of available-for-sale financial assets	(1,512)	(511)	(11,742)	(13,419)
Others	(5,376)	(11,122)	(3,369)	(47,710)

Subtotal	171,771	209,430	209,319	1,524,414
Income taxes—paid	(66,362)	(83,190)	(76,526)	(588,942)

Net cash generated by operating activities	105,409	126,240	132,793	935,472

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment into time deposits			(50,000)
Withdrawal of time deposits	500	30	54,200	4,437
Purchase of property and equipment	(29,255)	(17,096)	(19,748)	(259,629)
Purchase of intangible assets	(9,089)	(7,284)	(2,974)	(80,662)
Purchase of other investments	(17,344)	(20,977)	(7,032)	(153,923)
Net cash outflow on obtaining control of subsidiaries (Notes 5 and 33)	(92,832)	(21,762)	(2,036)	(823,855)
Net cash inflow on obtaining control of subsidiaries (Note 5)	31,323	60		277,982
Proceeds from sale of available-for-sale financial assets	2,177	2,161	18,606	19,320
Others	3,982	(2,997)	1,709	35,340

Net cash used in investing activities	(110,538)	(67,865)	(7,275)	(980,990)

FORWARD	¥(5,129)	¥58,375	¥125,518	$(45,518)

8	(Continued)

Yahoo Japan Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Millions of Yen			Thousands of U.S. Dollars (Note 2(3))
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

FORWARD	¥(5,129)	¥58,375	¥125,518	$(45,518)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term bank loans	(1,441)	(5,450)		(12,788)
Payment for acquisition of interests in a subsidiary from non-controlling interests	(196)	(5,187)		(1,739)
Purchase of treasury stock		(795)	(30,000)
Dividends paid	(50,399)	(25,205)	(23,035)	(447,275)
Others	2,678	(530)	(94)	23,765

Net cash used in financing activities	(49,358)	(37,167)	(53,129)	(438,037)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(285)	392	360	(2,529)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(54,772)	21,600	72,749	(486,084)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR (Note 7)	503,937	482,337	409,588	4,472,284

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR (Note 7)	¥449,165	¥503,937	¥482,337	$3,986,200

See notes to consolidated financial statements.

9	(Concluded)

Yahoo Japan Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1.	REPORTING ENTITY

Yahoo Japan Corporation (the “Company”) is a corporation incorporated and domiciled in Japan. The parent company of the Company is SoftBank Group Corp. SoftBank Group Corp. is also the ultimate parent company of the Company and its subsidiaries (collectively, the “Group”). The registered address of the Company’s head office is Midtown Tower, 9-7-1, Akasaka, Minato-ku, Tokyo, Japan. The nature of the Company’s principal businesses is described in “Note 6. Segment information.”

2.	BASIS OF PREPARATION

(1)	Compliance with International Financial Reporting Standards

The accompanying consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRSs”).

(2)	Basis of Measurement

These consolidated financial statements have been prepared on the historical cost basis, except for certain items, such as financial instruments, that are measured at fair value at the end of each reporting period, as explained in the accounting policies provided in “Note 3. Significant accounting policies.”

(3)	Presentation Currency and Unit of Currency

These consolidated financial statements have been presented in Japanese yen, which is the currency of the primary economic environment of the Company (“functional currency”), and are rounded to the nearest million yen as applicable.

The translations of Japanese yen amounts into U.S. dollar amounts are included solely for the convenience of readers and have been made at the rate of ¥112.68 to U.S.$1, the approximate rate of exchange at March 31, 2016. Such translations should not be construed as representations that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

(4)	New or Revised Standards and Interpretations Issued but Not Yet Effective

New or revised standards and interpretations that have been issued on or before the approval date of the accompanying consolidated financial statements are summarized below. The Company has not adopted these new or revised standards and interpretations. The Company is currently evaluating potential impacts from the application of these new or revised standards and interpretations, but they are not estimable at the time of this report.

1)	Amendments to IFRS 11 “Accounting for Acquisitions of Interests in Joint Operations”

(a)	Mandatory adoption (for annual periods beginning on or after)

January 1, 2016

(b)	Scheduled date of initial application

April 1, 2016

(c)	Outline of the new or revised standards and interpretations

The amendments to IFRS 11 provide guidance on how to account for the acquisition of a joint operation that constitutes a business as defined in IFRS 3 “Business Combinations.” Specifically, the amendments state that the relevant principles on accounting for business combinations in IFRS 3 and other standards should be applied. The same requirements should be applied to the formation of a joint operation if and only if an existing business is contributed to the joint operation by one of the parties that participate in the joint operation.

2)	Amendments to International Accounting Standard (“IAS”) 16 and IAS 38 “Clarification of Acceptable Methods of Depreciation and Amortization”

(a)	Mandatory adoption (for annual periods beginning on or after)

January 1, 2016

(b)	Scheduled date of initial application

April 1, 2016

(c)	Outline of the new or revised standards and interpretations

The amendments to IAS 16 prohibit entities from using a revenue-based depreciation method for items of property, plant and equipment. The amendments to IAS 38 introduce a rebuttable presumption that revenue is not an appropriate basis for amortization of an intangible asset. This presumption can only be rebutted in the following two limited circumstances: (i) when the intangible asset is expressed as a measure of revenue; or (ii) when it can be demonstrated that revenue and consumption of the economic benefits of the intangible asset are highly correlated.

3)	Amendments to IAS 7 “Statement of Cash Flows”

(a)	Mandatory adoption (for annual periods beginning on or after)

January 1, 2017

(b)	Scheduled date of initial application

April 1, 2017

(c)	Outline of the new or revised standards and interpretations

The amendments to IAS 7 require entities to disclose the following changes in liabilities arising from financing activities (to the extent necessary): (i) changes from financing cash flows; (ii) changes arising from obtaining or losing control of subsidiaries or other businesses; (iii) the effect of changes in foreign exchange rates; (iv) changes in fair values; and (v) other changes.

4)	IFRS 9 “Financial Instruments”

(a)	Mandatory adoption (for annual periods beginning on or after)

January 1, 2018

(b)	Scheduled date of initial application

April 1, 2018

(c)	Outline of the new or revised standards and interpretations

IFRS 9 replaces a part of the previous IAS 39. Main revisions to the previous IAS 39 are:

(i)	to revise classification into measurement categories of financial instruments (amortized costs and fair values) and measurement;

(ii)	to revise the treatment of changes in fair values of financial liabilities measured at fair values;

(iii)	to revise the eligibility requirement of hedged items and hedging instruments, and requirements related to the effectiveness of the hedge; and

(iv)	to revise the measurement approach for impairment by introducing an impairment model based on the expected credit loss.

5)	IFRS 15 “Revenue from Contracts with Customers”

(a)	Mandatory adoption (for annual periods beginning on or after)

January 1, 2018

(b)	Scheduled date of initial application

April 1, 2018

(c)	Outline of the new or revised standards and interpretations

The core principle of IFRS 15, which replaces a part of the previous IAS 11 “Construction Contracts” and IAS 18 “Revenue”, is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Specifically, the Standard introduces a 5-step approach to revenue recognition:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

6)	IFRS 16 “Leases”

(a)	Mandatory adoption (for annual periods beginning on or after)

January 1, 2019

(b)	Scheduled date of initial application

April 1, 2019

(c)	Outline of the new or revised standards and interpretations

Under IFRS 16, which replaces IAS 17 “Leases”, a lessee is required to recognize a right-of-use asset and a lease liability. The right-of-use asset is treated similarly to other non-financial assets and depreciated accordingly and the liability accrues interest. This will typically produce a front-loaded expense profile (whereas operating leases under IAS 17 would typically have had straight-line expenses) as an assumed linear depreciation of the right-of-use asset and the decreasing interest on the liability will lead to an overall decrease of expense over the reporting period.

The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease if that rate can be readily determined. If that rate cannot be readily determined, the lessee shall use their incremental borrowing rate.

(5)	Reclassifications

Certain comparative amounts have been reclassified to conform to the current year presentation.

3.	SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently to all periods presented in these consolidated financial statements, unless otherwise specified.

(1)	Basis of Consolidation

1)	Basic policy of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (“subsidiaries”). Control is achieved when the Company has power over the investee, is exposed, or has rights, to variable returns from its involvement with the investee, and has the ability to use its power to affect its returns. The Company considers all relevant facts and circumstances in assessing whether the Company controls the investee, including the size of its holding of voting rights or similar rights or contractual arrangements with the investee.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Comprehensive income of subsidiaries is attributed to the owners of the parent and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intragroup balances and transactions and unrealized gain or loss relating to transactions between members of the Group are eliminated in full on consolidation.

2)	Changes in the Company’s ownership interests in existing subsidiaries

Changes in the Company’s ownership interests in subsidiaries that do not result in the Company losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Company’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the parent. When the Company loses control of a subsidiary, a gain or loss is recognized in profit or loss and is calculated as the difference between (a) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (b) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. Any amounts previously recognized in accumulated other comprehensive income in relation to that subsidiary are reclassified to profit or loss.

3)	Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, except that:

(a)	deferred tax assets and liabilities, and assets and liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 12 “Income Taxes” and IAS 19 “Employee Benefits,” respectively;

(b)	liabilities or equity instruments related to “share-based payment arrangements of the acquiree” or “share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree” are measured in accordance with IFRS 2 “Share-based Payment” at the acquisition date; and

(c)	assets or disposal groups that are classified as held for sale in accordance with IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations” are measured in accordance with that standard.

Goodwill arising upon a business acquisition is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. The excess, if negative, is recognized immediately in profit or loss.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. Other types of non-controlling interests are measured at fair value, or, when applicable, on the basis specified in another standard.

When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to its acquisition-date fair value and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

4)	Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.

Each cash-generating unit to which the goodwill is allocated is determined based on the unit at which the goodwill is monitored for internal management purposes, and is not larger than an operating segment before aggregation.

Goodwill is not amortized and is allocated to a cash-generating unit or groups of cash-generating units. A cash-generating unit to which goodwill is allocated is tested for impairment annually, or more frequently when there is an indication that the cash-generating unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit and then to the other assets of the cash-generating unit pro rata based on the carrying amount of each asset in the cash-generating unit. Any impairment loss for goodwill is recognized directly in profit or loss and is not reversed in subsequent periods.

The Group’s policy for goodwill arising on acquisition of an associate is described below in “5) Investments in associates.”

5)	Investments in associates

An associate is an entity (a) over which the Group holds 20% or more of the voting power and has significant influence in the financial and operating policy decisions, unless it can be clearly demonstrated that this is not the case; or (b) over which the Group can exercise significant influence even if it holds less than 20% of the voting power.

An investment in an associate is accounted for using the equity method from the date on which the investee becomes an associate. On acquisition of the investment in an associate, any excess of the cost of the investment over the Group’s share of the net fair value of the identifiable assets and liabilities of the investee is recognized as goodwill, which is included within the carrying amount of the investment. Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of the investment, after reassessment, is recognized immediately in profit or loss in the period in which the investment is acquired.

Under the equity method, an investment in an associate is initially recognized in the consolidated statements of financial position at cost and adjusted thereafter to recognize the Group’s share of the profit or loss and other comprehensive income of the associate. When the Group’s share of losses of an associate exceeds the Group’s interest in that associate (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate), the Group discontinues recognizing its share of further losses. Additional losses are recognized only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

The Group discontinues the use of the equity method from the date when the investee ceases to be an associate, or when the investment is classified as held for sale. When the Group retains an interest in the former associate and the retained interest is a financial asset, the Group measures the retained interest at fair value at that date and the fair value is regarded as its fair value on initial recognition in accordance with IAS 39 “Financial Instruments: Recognition and Measurement.” The difference between the carrying amount of the associate at the date the equity method was discontinued, and the fair value of any retained interest and any proceeds from disposing of a part interest in the associate is included in the determination of the gain or loss on disposal of the associate.

The requirements of IAS 39 are applied to determine whether it is necessary to recognize any impairment loss with respect to the Group’s investment in an associate. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 “Impairment of Assets.”

(2)	Foreign Currency Translation

1)	Transactions denominated in foreign currencies

The financial statements of each company in the Group are prepared in the respective company’s functional currency. Transactions in currencies other than each company’s functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions.

At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Exchange differences arising from translation are recognized in profit or loss in the period in which they arise, except those arising from “2) Foreign operations.”

2)	Foreign operations

For the purposes of presenting these consolidated financial statements, the assets and liabilities of the Group’s foreign operations (including adjustments for goodwill and fair value arising from acquisitions) are translated into Japanese yen using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for each quarter. Exchange differences arising from translating the financial statements of foreign operations are recognized in other comprehensive income and cumulative differences are included in exchange differences on translating foreign operations in accumulated other comprehensive income.

These cumulative differences are reclassified from equity to profit or loss when the Company fully or partially disposes of its interest in the foreign operation.

(3)	Financial Instruments

1)	Recognition

Financial assets and financial liabilities are recognized when a Group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issuance of financial assets and financial liabilities other than financial assets at fair value through profit or loss (“financial assets at FVTPL”) and financial liabilities at fair value through profit or loss (“financial liabilities at FVTPL”) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets at FVTPL and financial liabilities at FVTPL are recognized immediately in profit or loss.

2)	Classification

(a)	Non-derivative financial assets

Non-derivative financial assets are classified as “financial assets at FVTPL,” “held-to-maturity investments,” “loans and receivables,” and “available-for-sale financial assets.” The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

i)	Financial assets at FVTPL

Financial assets held for trading purposes are initially measured at fair value, with any net gains or losses arising on remeasurement recognized in profit or loss. Transaction costs are recognized in profit or loss when incurred. Interest and dividend income earned on the financial assets are recognized in profit or loss.

ii)	Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturity dates that the Company has the positive intention and ability to hold to maturity are classified as “held-to-maturity investments.” Subsequent to initial recognition, held-to-maturity investments are measured at amortized cost using the effective interest method, less any impairment. Interest income calculated based on the effective interest method is recognized in profit or loss.

iii)	Loans and receivables

Non-derivative financial assets with fixed or determinable payments that are not quoted in an active market are classified as “loans and receivables.” Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest method, less any impairment. Interest income calculated based on the effective interest method is recognized in profit or loss.

iv)	Available-for-sale financial assets

Non-derivative financial assets are classified as “available-for-sale financial assets,” if:

(A)	the assets are designated as “available-for-sale financial assets” at initial recognition; or

(B)	the assets are not classified as “financial assets at FVTPL,” “held-to-maturity investments,” or “loans and receivables.”

Subsequent to initial recognition, available-for-sale financial assets are remeasured at fair value and gains or losses arising from changes in fair value are recognized in other comprehensive income. When there is objective evidence that an available-for-sale financial asset is impaired, previously recognized accumulated other comprehensive income is reclassified to profit or loss.

Foreign exchange gains and losses arising on monetary financial assets classified as available-for-sale financial assets, interest income calculated using the effective interest method and dividends received are recognized in profit or loss. When an available-for-sale financial asset is derecognized, the accumulated profit or loss recorded in other comprehensive income is reclassified to profit or loss.

(b)	Non-derivative financial liabilities

The Group’s non-derivative financial liabilities consist of trade and other payables. These financial liabilities are measured at amortized cost using the effective interest method, subsequent to initial recognition.

(c)	Derivative financial assets and financial liabilities

Derivatives are initially recognized at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognized in profit or loss immediately. Derivative financial assets and financial liabilities are classified as “financial assets at FVTPL” and “financial liabilities at FVTPL,” respectively.

3)	Derecognition of financial assets and financial liabilities

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the financial asset to another party. The difference between the carrying amount of a financial asset derecognized and the consideration received is recognized in profit or loss. The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, canceled or they expire. The difference between the carrying amount of a financial liability derecognized and the consideration paid is recognized in profit or loss.

4)	Offsetting financial assets and financial liabilities

Financial assets and financial liabilities are offset, and the net amounts are presented in the consolidated statements of financial position when, and only when, the Group currently has a legally enforceable right to set off the recognized amounts, and intends either to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

5)	Impairment of financial assets

The Group assesses financial assets for any objective evidence of impairment at the end of each quarter. Financial assets, other than financial assets at FVTPL, are considered to be impaired when there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the financial assets, and these events have an adverse effect on the estimated future cash flows of the financial assets that can be reliably estimated. For available-for-sale equity instruments, a significant or prolonged decline in the fair value below cost is considered to be objective evidence of impairment.

In recognizing an impairment loss on held-to-maturity investments or loans and receivables, the Group reduces the carrying amount of the asset directly. The amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate, and is recognized in profit or loss. Interest income after impairment recognition is thereafter recognized through reversal of discount due to passage of time.

For available-for-sale financial assets, an impairment loss is measured as the difference between the asset’s carrying amount and its fair value and is recognized in profit or loss.

For held-to-maturity investments or loans and receivables, if, in a subsequent period, an event that decreases the amount of the impairment loss occurs, the amount of decrease is reversed through profit or loss to the extent that it does not exceed the amortized cost of the asset.

For equity instruments classified as available-for-sale financial assets, impairment losses are not reversed through profit or loss. Any increase in fair value subsequent to an impairment loss is recognized in other comprehensive income and accumulated under the heading of investments revaluation reserve. For debt instruments classified as available-for-sale financial assets, impairment losses are subsequently reversed through profit or loss if an increase in the fair value of the investment can be objectively related to an event occurring after the recognition of the impairment loss.

(4)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash, demand deposits and short-term investments with maturities of three months or less from the date of acquisition that are readily convertible to cash and subject to insignificant risk of change in value.

(5)	Inventories

Inventories are measured at the lower of cost and net realizable value. Costs of inventories are determined primarily by using the moving-average method. Net realizable value represents the estimated selling price for inventories in the ordinary course of business less all estimated costs of completion and costs necessary to make the sale. Inventories of the Group mainly comprise merchandise.

(6)	Property and Equipment

Property and equipment are measured on a historical cost basis under the cost model, less accumulated depreciation and accumulated impairment losses. Historical cost includes costs directly attributable to the acquisition of the asset and the initial estimated costs related to dismantling, removing and site restoration.

Property and equipment, other than land and construction in progress, are depreciated using the straight-line method over the estimated useful life of each asset.

The estimated useful lives of major property and equipment are as follows:

Buildings and structures:	4–62 years
Furniture and fixtures:	2–20 years
Machinery and equipment:	8–17 years

The depreciation methods, useful lives, and residual values of assets are reviewed at the end of each year, and any changes are applied prospectively as a change in an accounting estimate.

Assets held under finance leases are depreciated over their estimated useful lives when there is reasonable certainty that ownership will be obtained by the end of the lease term. However, when there is no reasonable certainty that ownership will be obtained by the end of the lease term, assets are depreciated over the shorter of the lease term or their estimated useful lives.

(7)	Intangible Assets

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses under the cost model. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date. Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Expenditures for research activities are recognized as an expense in the period in which it is incurred. The amount initially recognized for internally generated intangible assets during the development phase is the sum of the expenditures incurred from the date when the intangible asset first meets all of the capitalization criteria to the date the development is completed. Subsequent to initial recognition, internally generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Intangible assets with finite lives are amortized using the straight-line method over the estimated useful lives. The estimated useful lives of major components of intangible assets are as follows:

Software:	2–5 years
Customer relationships:	6–24 years

Amortization methods, useful lives, and residual values of assets are reviewed at the end of each fiscal year and any changes are applied prospectively as a change in an accounting estimate. Certain trademarks that have been assessed as having indefinite useful lives are not amortized because the Group expects to continue to benefit from the trademarks as long as the related businesses continue to operate.

(8)	Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership of assets to the lessee. All other leases are classified as operating leases. The assessment of whether an arrangement is a lease or contains a lease is made on a basis of all of the facts and circumstances at the inception of the arrangement.

1)	Finance leases (the Group as lessee)

At the inception of a lease, the Group initially recognizes finance leases as assets and the lease obligation at the amount equal to the fair value of the leased property or, if lower, at the present value of the minimum lease payments.

Subsequent to initial recognition, the accounting policy for assets held under finance leases is consistent with that of assets that are owned. Lease payments are apportioned between finance cost (other non-operating expenses) and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

2)	Operating leases (the Group as lessee)

Gross operating lease payments are recognized as an expense on a straight-line basis over the lease term.

(9)	Impairment of Property and Equipment and Intangible Assets Other Than Goodwill

At the end of each quarter, the Group reviews the carrying amounts of its property and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss.

If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested annually for impairment or whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the time value of money and the risks specific to the asset. If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount.

When an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years.

(10)	Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

When the effect of the time value of money is material, provisions are measured using the estimated future cash flows and discounted using a pre-tax rate reflecting the time value of money and the specific risks of the liability. Reversal of discount due to passage of time is recognized in profit or loss.

Major provisions of the Group are as follows:

1)	Provision for interest repayment claims

To cover interest repayment claims for the interest rates charged in excess of the maximum rate imposed by the Interest Rate Restriction Act, the Group provides for the estimated future repayment. The amount of future interest repayment is subject to changes in business environment.

2)	Asset retirement obligations

The Group recognizes asset retirement obligations for obligations to restore leased offices to their original conditions upon termination of the lease contract. The amount and timing of future cash flows are based on the present business plans and assumptions and subject to changes depending on revised future business plans and assumptions.

3)	Provision for customer point reward programs

In anticipation of the future use of points granted to customers as sales promotion under its point reward programs, the Group recognizes a provision at the amount estimated to be used by customers in the future based on historical activity. There is an uncertainty regarding the extent of usage of such points.

(11)	Share-Based Payments

The Company has an equity-settled share option plan as an incentive plan for directors and employees. Share options are measured at the fair value of the equity instruments at the grant date. The fair value of share options is computed by using the Black-Scholes model, Monte Carlo simulation and other methods considering the terms and conditions of each share option. The fair value of share options determined at the grant date is expensed over the vesting period with a corresponding increase in equity.

At the end of each reporting period, the Company reviews estimates of the number of share options that are expected to vest, and revises them when necessary.

(12)	Revenue

Revenue of the Group mainly consists of providing services and sale of goods. Revenue from providing services comprises paid search advertising, display advertising, commission fees related to e-commerce such as YAHUOKU!, and membership fees such as Yahoo! Premium. Revenue from the sale of goods mainly consists of sale of office-related goods by the Company’s subsidiaries such as ASKUL Corporation (“ASKUL”).

Revenue from providing services is recognized based on the stage of completion of transactions at the end of each reporting period. Revenue from paid search advertising is recognized when a visitor of the website clicks the advertisement. Display advertising comprises premium advertising, Yahoo! Display Ad Network (“YDN”) and others. Revenue from premium advertising is recognized over a period in which the related advertisement is displayed. Revenue from YDN is recognized when a visitor of the website clicks the advertisement on the page with the related content. Revenue from e-commerce related commission fees is recognized when a transaction occurs. Revenue from membership fees is recognized over an effective period of the membership. Revenue from the sale of goods is recognized when the goods are delivered and titles have passed, at which time all the following conditions are satisfied: (1) the Group has transferred to the buyer the significant risks and rewards of ownership of the goods; (2) the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; (3) it is probable that the economic benefits associated with the transaction will flow to the Group; and (4) the amount of revenue and the costs incurred or to be incurred in respect of the transaction can be measured reliably.

(13)	Retirement Benefits

The Group primarily participates in defined contribution pension plans.

Defined contribution plans are post-employment benefit plans under which an employer pays fixed contributions into a separate fund and will have no legal or constructive obligation to pay further contributions. Contributions to the defined contribution plans are recognized as expenses when the related services are rendered by employees, and contributions payable are recognized as liabilities.

(14)	Income Tax

Income tax expense comprises current and deferred taxes, and recognized in profit or loss, except for taxes related to business combinations and taxes related to items that are recognized in other comprehensive income or directly in equity.

1)	Current tax

Current tax is measured at the amount expected to be paid to or recovered from the taxation authorities, using the tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

2)	Deferred tax

Deferred tax assets are recognized for deductible temporary differences, unused tax losses, and unused tax credits to the extent that it is probable that taxable profits will be available. Recoverability of deferred tax assets is reviewed at the end of each quarter. Deferred tax liabilities are generally recognized for taxable temporary differences.

Deferred tax assets and liabilities are not recognized for:

(a)	temporary differences arising from the initial recognition, other than in a business combination, of assets and liabilities in a transaction that affects neither the accounting profit nor the taxable profit;

(b)	taxable temporary differences arising from initial recognition of goodwill;

(c)	deductible temporary differences associated with investments in subsidiaries and associates, where it is not probable that the temporary difference will reverse in the foreseeable future or where it is not probable that there will be sufficient taxable profits against which the temporary differences can be utilized; and

(d)	taxable temporary differences associated with investments in subsidiaries and associates, where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and liabilities are offset if the Company has a legally enforceable right to set off current tax assets against current tax liabilities, and income taxes are levied by the same taxation authority on the same taxable entity.

(15)	Treasury Stock

When the Company acquires its own equity share capital (“treasury stock”), the consideration paid, including any directly attributable increments costs (net of tax), is deducted from equity. No gain or loss is recognized on the purchase, sale, or cancellation of the treasury stock. The difference between the carrying amount and the consideration on sale is recognized as capital surplus.

(16)	Earnings per Share

Basic earnings per share are calculated by dividing profit for the year attributable to owners of the parent by the weighted-average number of common stock (after adjusting for treasury stocks) outstanding for the period.

Diluted earnings per share assume full conversion of the issued potential shares having a dilutive effect, with an adjustment for profit for the year attributable to owners of the parent and the weighted-average number of common stock (after adjusting for treasury stocks) outstanding for the period.

4.	USE OF ESTIMATES AND JUDGMENTS

In preparing consolidated financial statements under IFRSs, management makes judgments, estimates, and assumptions that affect the application of accounting policies and carrying amounts of assets, liabilities, revenue, and expenses. Actual results in the future may differ from those estimates or assumptions. Estimates and underlying assumptions are continuously reviewed. Revisions to accounting estimates are recognized in the period in which the estimate is revised as well as in the future periods.

The following is the critical judgment that has been made in the process of applying the Group’s accounting policies and that has the most significant effect on the amounts recognized in the consolidated financial statements:

•	Determination of scope of subsidiaries and associates (“Note 3. Significant accounting policies (1)”)

The following are the key assumptions concerning the future, and other key sources of estimating uncertainty at the end of the reporting period, that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the current and next financial year:

•	Estimates regarding impairment of property and equipment, goodwill and intangible assets (“Note 3. Significant accounting policies (1) and (9)” and “Note 12. Goodwill and intangible assets”)

•	Estimates regarding impairment of investments in associates (“Note 3. Significant accounting policies (1)”)

•	Fair value measurement of financial assets and liabilities (“Note 3. Significant accounting policies (3)” and “Note 26. Fair value of financial instruments”)

•	Estimates of useful life and residual value of property and equipment and intangible assets (“Note 3. Significant accounting policies (6) and (7)”)

•	Judgments and estimates regarding recognition and measurement of provisions (“Note 3. Significant accounting policies (10)” and “Note 17. Provisions”)

•	Fair value of share options (“Note 3. Significant accounting policies (11)” and “Note 24. Share-based payment”)

•	Recoverability of deferred tax assets (“Note 3. Significant accounting policies (14)” and “Note 14. Income taxes”)

5.	BUSINESS COMBINATIONS

For the Year Ended March 31, 2016 (Unaudited)

Significant business combinations occurring in the year ended March 31, 2016 are as follows:

ASKUL Corporation

(1)	Outline of business combination

ASKUL, previously an associate of the Company whose principal activity is mail order delivery of stationery and other products, became a subsidiary of the Company on August 27, 2015 (the acquisition date) as a result of the repurchase of its own shares (treasury shares) following the resolution made at the meeting of ASKUL’s board of directors held on May 19, 2015. The percentage of the Company’s voting rights of ASKUL increased from 41.7% as of May 20, 2015 to 44.4% after the repurchase of the treasury shares. The Company did not and does not have a majority of the voting rights before and following this transaction; however, the Company determined that it now has the practical ability to direct the relevant activities unilaterally and therefore has control over ASKUL and accounts for ASKUL as a subsidiary after considering all facts and circumstances including the widely dispersed holdings of voting rights among shareholders and the voting patterns at previous ASKUL shareholders meetings.

As a result of remeasurement of the Company’s previously held equity interests in ASKUL at fair value as of the acquisition date, the Company recognized ¥59,696 million ($529,783 thousand) of a gain from remeasurement relating to the business combination acquired in stages. This gain is presented as “Gain from remeasurement relating to business combinations” in the consolidated statement of profit or loss.

(2)	Outline of acquiree

Company name:	ASKUL Corporation
Businesses:	Mail order delivery of stationery and other products

(3)	Acquisition date

August 27, 2015

(4)	Fair value of the Company’s previously held interests, acquired assets and assumed liabilities, and non-controlling interests and goodwill, as of the acquisition date

	Millions of Yen	Thousands of U.S. Dollars

Fair value of the Company’s previously held interests	¥93,611	$830,769

Fair value of acquired assets and assumed liabilities:
Current assets:
Cash and cash equivalents	¥31,292	$277,707
Trade and other receivables	45,365	402,600
Others	13,459	119,445

Non-current assets:
Property and equipment	32,315	286,786
Intangible assets	69,124	613,454
Others	8,394	74,494

Current liabilities:
Trade and other payables	(56,772)	(503,834)
Others	(14,723)	(130,662)

Non-current liabilities	(34,586)	(306,940)

Equity	93,868	833,050

Non-controlling interests (Note 1)	(54,036)	(479,553)

Goodwill (Note 2)	53,779	477,272

Total	¥93,611	$830,769

Notes:

1.	Non-controlling interests

Non-controlling interests are measured at the proportionate interests in the identifiable net assets of the acquiree.

2.	Goodwill

Goodwill reflects excess earning power expected from the future business development and the synergies generated between the Group and the acquiree.

(5)	Revenue and profit of the acquiree on and after the acquisition date

The amounts of ASKUL’s revenue and profit on and after the acquisition date, which are recorded in the consolidated statement of profit and loss for the year ended March 31, 2016, are ¥189,014 million ($1,677,441 thousand) and ¥2,971 million ($26,367 thousand), respectively. In addition, the above profit includes amortization expenses, which are related to intangible assets recognized at the acquisition date, and others.

Ikyu Corporation

(1)	Outline of business combination

The Company resolved at its board of directors meeting held on December 15, 2015 to acquire common stock of Ikyu Corporation (“Ikyu”) through a tender offer. The tender offer period ended on February 3, 2016 and the Company acquired 27,480,682 shares (representing 94.3% of voting rights) of Ikyu at a cost of ¥94,341 million ($837,247 thousand) in cash. As a result, Ikyu became a subsidiary of the Company.

(2)	Outline of acquiree

Company name:	Ikyu Corporation
Businesses:	Operation of various websites that provide reservation services for hotels and restaurants and others

(3)	Acquisition date

February 3, 2016

(4)	Fair value of acquired assets and assumed liabilities, and non-controlling interests and goodwill, as of the acquisition date

	Millions of Yen	Thousands of U.S. Dollars

Fair value of consideration—Cash	¥94,341	$837,247

Fair value of acquired assets and assumed liabilities:
Current assets	¥8,934	$79,286
Non-current assets (Note 1)	27,314	242,403
Current liabilities	(4,270)	(37,895)
Non-current liabilities	(8,178)	(72,576)

Equity	23,800	211,218
Non-controlling interests (Note 2)	(1,503)	(13,339)
Goodwill (Note 3)	72,044	639,368

Total	¥94,341	$837,247

Notes:

1.	Details of acquired assets

Non-current assets include ¥26,183 million ($232,366 thousand) of intangible assets.

2.	Non-controlling interests

Non-controlling interests are measured at the proportionate interests in the identifiable net assets of the acquiree.

3.	Goodwill

Goodwill reflects excess earning power expected from the future business development and the synergies generated between the Group and the acquiree.

(5)	Revenue and profit of the acquiree on and after the acquisition date

Information about operating results on and after the acquisition date is not presented because the impact on the consolidated financial statements is not significant.

Pro forma Information (Unaudited)

Pro forma information of consolidated performance of the Company, assuming that the business combinations above were completed and control was obtained as of April 1, 2014, is not presented because the impact on the consolidated financial statements is not significant. Pro forma consolidated sales and pro forma profit for the year ended March 31, 2016, assuming that the business combinations were completed and control was obtained as of April 1, 2015, are ¥776,974 million ($6,895,403 thousand) and ¥173,291 million ($1,537,904 thousand), respectively. Amortization expenses of intangible assets newly recognized on the acquisition date and others have been reflected in the pro forma information above.

For the Year Ended March 31, 2015 (Unaudited)

A significant business combination which occurred in the year ended March 31, 2015 was as follows:

YJ Card Corporation

(1)	Outline of business combination

The Company acquired 65.0% of the voting rights of YJ Card Corporation (renamed from KC Co., Ltd. on January 5, 2015), a company that principally operates a credit card business, from J Trust Co., Ltd. and has consolidated YJ Card Corporation since the fourth quarter of the year ended March 31, 2015, in order to develop the Company’s settlement finance domain, an area that promises to offer various synergies with the Company’s assets and know-how, into its next core business. This acquisition was also undertaken to improve the convenience of the Company’s e-commerce services and to further accelerate growth in transaction values.

(2)	Outline of acquiree

Company name:	YJ Card Corporation
Businesses:	Credit card business, card loan business, credit guarantee business and others

(3)	Acquisition date

January 5, 2015

(4)	Fair value of consideration, acquired assets and assumed liabilities, and non-controlling interests and goodwill, as of the acquisition date

Millions of Yen

Fair value of consideration—Cash	¥23,228

Fair value of acquired assets and assumed liabilities:
Current assets (Note 1)	¥42,841
Non-current assets	16,709
Current liabilities (Note 1)	(7,306)
Non-current liabilities (Note 1)	(29,439)

Equity	22,805
Non-controlling interests (Note 2)	(7,982)
Goodwill (Note 3)	8,405

Total	¥23,228

Notes:

1.	Acquired assets and assumed liabilities

Current assets include ¥32,849 million of trade loans receivable. Current and non-current liabilities include ¥24,081 million of provision for interest repayment claims.

2.	Non-controlling interests

Non-controlling interests are measured at the proportionate interests in the identifiable net assets of the acquiree.

3.	Goodwill

Goodwill reflects excess earning power expected from the future business development and the synergies generated between the Group and the acquiree.

(5)	Revenue and profit of the acquiree on and after the acquisition date

Information about operating results on and after the acquisition date is not presented because the impact on the consolidated financial statements was not significant.

For the Year Ended March 31, 2014

There were no significant business combinations for the year ended March 31, 2014.

6.	SEGMENT INFORMATION

(1)	Reportable Segments

The Group’s reportable segments are components of the Group for which discrete financial information is available, and whose operating results are regularly reviewed by the Company’s board of directors to make decisions about resources to be allocated to the segment and assess its performance.

The Group has two reportable segments, namely, (1) marketing solutions business and (2) consumer business.

The marketing solutions business segment comprises (1) planning and sales of Internet-based advertising-related services, (2) information listing services, and (3) other corporate services. The consumer business segment comprises three operating segments: shopping, YAHUOKU! and personal. These operating segments share similar business characteristics as they operate (1) sales of products and (2) planning and sales of services, both provided via the Internet, for small to medium-sized businesses and individual customers. In addition, considering the transaction volume and other economic indices, the Company determined that these operating segments also share similar economic characteristics. Therefore, these three segments are aggregated into the reportable segment.

Because the Company consolidated ASKUL beginning with the three-month period ended September 30, 2015, operating results of ASKUL on and after the acquisition date and ¥59,696 million ($529,783 thousand) (unaudited) of gain from remeasurement relating to business combinations are included in the consumer business segment. (Please refer to “Note 5. Business combinations.”) Other business consists of operating segments that are not included in the reportable segments and includes settlement- and finance-related services and cloud-related services.

The accounting policies of the reportable segments are the same as the Group’s accounting policies described in “Note 3. Significant accounting policies.” Segment income is computed based on operating income with certain adjustments for corporate expenses not allocable to a reportable segment. Corporate expenses consist primarily of general and administrative expenses that are not attributable to reportable segments. Intersegment sales are based on prevailing market prices.

Effective April 1, 2015, the Group changed its basis of segmentation by transferring its services and subsidiaries among segments in order to provide services more effectively and to respond to the changing market more rapidly. Specifically, 1) game-related and real estate-related services, which were included in the marketing solutions business, were transferred into the consumer business, and 2) cloud-related services including IDC Frontier Inc. and FirstServer, Inc., both subsidiaries of the Company, were transferred from the marketing solutions business to other business.

Effective October 1, 2015, ValueCommerce Co., Ltd., a subsidiary, was transferred from the marketing solutions business to the consumer business.

Consequently, segment information for the years ended March 31, 2015 and 2014, is restated in accordance with the new basis of segmentation.

Segment information of the Group as of and for the year ended March 31, 2016 (unaudited), is as follows:

	Millions of Yen
	Reportable Segments
	Marketing Solutions Business	Consumer Business	Total	Other Business	Reconciliation	Consolidated

Revenue:
Sales to customers	¥274,953	¥320,892	¥595,845	¥56,482		¥652,327
Intersegment sales	2,376	5,464	7,840	3,745	¥(11,585)

Total sales	¥277,329	¥326,356	¥603,685	¥60,227	¥(11,585)	¥652,327

Segment income	¥144,534	¥119,590	¥264,124	¥6,558	¥(45,684)	¥224,998
Other non-operating income						3,016
Other non-operating expenses						(2,746)
Equity in earnings of associates and a joint venture						1,317

Profit before tax						¥226,585

Others—Depreciation and amortization	¥3,614	¥8,252	¥11,866	¥6,937	¥11,895	¥30,698

	Thousands of U.S. Dollars
	Reportable Segments
	Marketing Solutions Business	Consumer Business	Total	Other Business	Reconciliation	Consolidated

Revenue:
Sales to customers	$2,440,122	$2,847,817	$5,287,939	$501,261		$5,789,200
Intersegment sales	21,087	48,491	69,578	33,235	$(102,813)

Total sales	$2,461,209	$2,896,308	$5,357,517	$534,496	$(102,813)	$5,789,200

Segment income	$1,282,694	$1,061,324	$2,344,018	$58,200	$(405,431)	$1,996,787
Other non-operating income						26,766
Other non-operating expenses						(24,370)
Equity in earnings of associates and a joint venture						11,688

Profit before tax						$2,010,871

Others—Depreciation and amortization	$32,073	$73,234	$105,307	$61,564	$105,564	$272,435

Segment information of the Group as of and for the year ended March 31, 2015 (unaudited), is as follows:

	Millions of Yen
	Reportable Segments
	Marketing Solutions Business	Consumer Business	Total	Other Business	Reconciliation	Consolidated

Revenue:
Sales to customers	¥260,273	¥123,255	¥383,528	¥44,960		¥428,488
Intersegment sales	126	5,384	5,510	3,269	¥(8,779)

Total sales	¥260,399	¥128,639	¥389,038	¥48,229	¥(8,779)	¥428,488

Segment income	¥143,715	¥68,837	¥212,552	¥15,760	¥(31,100)	¥197,212
Other non-operating income						10,638
Other non-operating expenses						(1,224)
Equity in earnings of associates and a joint venture						1,673

Profit before tax						¥208,299

Others—Depreciation and amortization	¥2,819	¥2,134	¥4,953	¥5,106	¥6,877	¥16,936

Segment information of the Group as of and for the year ended March 31, 2014, is as follows:

	Millions of Yen
	Reportable Segments
	Marketing Solutions Business	Consumer Business	Total	Other Business	Reconciliation	Consolidated

Revenue:
Sales to customers	¥240,291	¥127,698	¥367,989	¥40,526		¥408,515
Intersegment sales	257	3,375	3,632	3,057	¥(6,689)

Total sales	¥240,548	¥131,073	¥371,621	¥43,583	¥(6,689)	¥408,515

Segment income	¥134,850	¥76,161	¥211,011	¥15,290	¥(29,863)	¥196,438
Other non-operating income						13,194
Other non-operating expenses						(1,313)
Equity in losses of associates and a joint venture						(94)

Profit before tax						¥208,225

Others—Depreciation and amortization	¥2,437	¥2,006	¥4,443	¥4,409	¥4,600	¥13,452

(2)	Sales to Customers, by Services and Major Goods

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Advertising	¥266,911	¥249,829	¥232,530	$2,368,752
Business	251,530	70,107	72,398	2,232,251
Personal	133,886	108,552	103,587	1,188,197

Total	¥652,327	¥428,488	¥408,515	$5,789,200

Main Services and Goods

Advertising	• Paid search, display and other advertising-related services

Business	• Data center-related and other corporate services • Yahoo! Real Estate and other information listing services • Sale of goods such as ASKUL

Personal	• YAHUOKU!, Yahoo! Shopping, and other e-commerce related services • Yahoo! Premium, Yahoo! BB, and other membership services • Sale of goods such as LOHACO

7.	CASH AND CASH EQUIVALENTS (UNAUDITED)

The components of cash and cash equivalents are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016

Cash and demand deposits	¥214,382	¥156,755	$1,902,574
Time deposits (maturities of three months or less)	230,784	347,182	2,048,136
Others	3,999		35,490

Total	¥449,165	¥503,937	$3,986,200

8.	TRADE AND OTHER RECEIVABLES (UNAUDITED)

The components of trade and other receivables are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016

Trade receivables	¥123,442	¥67,261	$1,095,509
Credit card receivables	69,863	35,163	620,012
Foreign exchange dealings cash— deposits with trust banks	78,561	90,402	697,204
Others	33,893	24,910	300,791

Total	¥305,759	¥217,736	$2,713,516

9.	OTHER FINANCIAL ASSETS (UNAUDITED)

The components of other financial assets are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016

Equity securities	¥43,119	¥30,554	$382,668
Derivative financial assets	21,072	17,031	187,007
Deposits paid	16,682	12,604	148,048
Debt securities	9,348	9,360	82,961
Others	10,219	4,457	90,690

Total	¥100,440	¥74,006	$891,374

Current assets	¥30,118	¥15,902	$267,288

Non-current assets	70,322	58,104	624,086

10.	OTHER ASSETS (UNAUDITED)

The components of other current assets and other non-current assets are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016

Prepaid expenses	¥7,396	¥5,287	$65,637
Investment property		1,489
Others	1,342	432	11,910

Total	¥8,738	¥7,208	$77,547

Current assets	¥6,437	¥3,834	$57,126

Non-current assets	2,301	3,374	20,421

11.	PROPERTY AND EQUIPMENT

Changes in carrying amounts of property and equipment, acquisition costs, and accumulated depreciation and impairment losses are as follows:

Carrying Amounts

	Millions of Yen
	Buildings and Structures	Furniture and Fixtures	Machinery and Equipment	Land	Construction in Progress	Others	Total

As of April 1, 2013	¥11,707	¥18,284	¥10,748	¥5,426	¥4,902		¥51,067
Purchase	2,104	12,682	607		3,495		18,888
Disposals	(322)	(465)	(154)				(941)
Depreciation	(1,057)	(5,847)	(1,495)				(8,399)
Transfer of accounts	5,177	456	2,705		(8,338)
Others	(236)	(67)	(166)				(469)

As of March 31, 2014	17,373	25,043	12,245	5,426	59		60,146
Purchase	893	12,427	1,107		1,233		15,660
Business combinations	520	620		1,729	322		3,191
Disposals	(84)	(311)	(36)				(431)
Depreciation	(1,699)	(7,525)	(1,626)				(10,850)
Transfer of accounts		545	385		(930)
Others	(55)	(130)	(61)		(4)		(250)

As of March 31, 2015 (unaudited)	16,948	30,669	12,014	7,155	680		67,466
Purchase	3,956	21,815	2,268	297	6,962	¥1,131	36,429
Business combinations	13,718	1,174	5,917	9,436	2,256		32,501
Disposals	(57)	(867)	(82)			(50)	(1,056)
Depreciation	(4,766)	(10,054)	(2,173)			(129)	(17,122)
Transfer of accounts	2,064	1,536	1,238		(4,838)
Others	3,373	(238)	(64)		(155)		2,916

As of March 31, 2016 (unaudited)	¥35,236	¥44,035	¥19,118	¥16,888	¥4,905	¥952	¥121,134

	Thousands of U.S. Dollars
	Buildings and Structures	Furniture and Fixtures	Machinery and Equipment	Land	Construction in Progress	Others	Total

As of March 31, 2015 (unaudited)	$150,408	$272,178	$106,621	$63,498	$6,035		$598,740
Purchase	35,108	193,601	20,128	2,636	61,786	$10,037	323,296
Business combinations	121,743	10,419	52,511	83,742	20,021		288,436
Disposals	(506)	(7,694)	(728)			(444)	(9,372)
Depreciation	(42,297)	(89,226)	(19,285)			(1,144)	(151,952)
Transfer of accounts	18,317	13,632	10,987		(42,936)
Others	29,936	(2,113)	(568)		(1,376)		25,879

As of March 31, 2016 (unaudited)	$312,709	$390,797	$169,666	$149,876	$43,530	$8,449	$1,075,027

Acquisition Costs

	Millions of Yen
	Buildings and Structures	Furniture and Fixtures	Machinery and Equipment	Land	Construction in Progress	Others	Total

As of April 1, 2013	¥21,055	¥45,724	¥18,781	¥5,426	¥4,917		¥95,903
As of March 31, 2014	27,635	53,177	21,426	5,426	59		107,723
As of March 31, 2015 (unaudited)	28,836	60,563	22,510	7,155	680		119,744
As of March 31, 2016 (unaudited)	51,852	79,056	31,443	16,888	4,905	¥1,078	185,222

	Thousands of U.S. Dollars
	Buildings and Structures	Furniture and Fixtures	Machinery and Equipment	Land	Construction in Progress	Others	Total

As of March 31, 2016 (unaudited)	$460,170	$701,597	$279,047	$149,876	$43,530	$9,568	$1,643,788

Accumulated Depreciation and Impairment Losses

	Millions of Yen
	Buildings and Structures	Furniture and Fixtures	Machinery and Equipment	Land	Construction in Progress	Others	Total

As of April 1, 2013	¥(9,348)	¥(27,440)	¥(8,033)		¥(15)		¥(44,836)
As of March 31, 2014	(10,262)	(28,134)	(9,181)				(47,577)
As of March 31, 2015 (unaudited)	(11,888)	(29,894)	(10,496)				(52,278)
As of March 31, 2016 (unaudited)	(16,616)	(35,021)	(12,325)			¥(126)	(64,088)

	Thousands of U.S. Dollars
	Buildings and Structures	Furniture and Fixtures	Machinery and Equipment	Land	Construction in Progress	Others	Total

As of March 31, 2016 (unaudited)	$(147,462)	$(310,800)	$(109,381)			$(1,118)	$(568,761)

12.	GOODWILL AND INTANGIBLE ASSETS

Changes in carrying amounts of goodwill and intangible assets, acquisition costs, and accumulated amortization and impairment losses are as follows:

Carrying Amounts

	Millions of Yen
		Assets Having Indefinite Useful Lives	Assets Having Definite Useful Lives
	Goodwill	Trademarks	Software	Customer Relationships	Others	Total

As of April 1, 2013	¥14,395		¥12,020	¥4,514	¥395	¥31,324
Purchase			3,541		11	3,552
Internal development			3,941			3,941
Business combinations	1,737		12		475	2,224
Disposals			(1,765)		(281)	(2,046)
Amortization			(4,089)	(785)	(126)	(5,000)
Others	(323)		(5)		2	(326)

As of March 31, 2014	15,809		13,655	3,729	476	33,669
Purchase			5,359		2,010	7,369
Internal development			7,429			7,429
Business combinations	11,864		2,616	4,650	41	19,171
Disposals			(1,616)			(1,616)
Amortization			(4,939)	(889)	(104)	(5,932)
Others			(35)			(35)

As of March 31, 2015 (unaudited)	27,673		22,469	7,490	2,423	60,055
Purchase			3,908		2,749	6,657
Internal development			9,147			9,147
Business combinations	128,689	¥30,250	8,245	56,680	150	224,014
Disposals			(1,506)			(1,506)
Amortization			(9,500)	(3,414)	(444)	(13,358)
Others			67		(2)	65

As of March 31, 2016 (unaudited)	¥156,362	¥30,250	¥32,830	¥60,756	¥4,876	¥285,074

	Thousands of U.S. Dollars
		Assets Having Indefinite	Assets Having Definite Useful Lives
		Useful Lives		Customer
	Goodwill	Trademarks	Software	Relationships	Others	Total

As of March 31, 2015 (unaudited)	$245,589		$199,405	$66,472	$21,503	$532,969
Purchase			34,682		24,397	59,079
Internal development			81,177			81,177
Business combinations	1,142,075	$268,459	73,172	503,017	1,331	1,988,054
Disposals			(13,365)			(13,365)
Amortization			(84,310)	(30,298)	(3,940)	(118,548)
Others			595		(18)	577

As of March 31, 2016 (unaudited)	$1,387,664	$268,459	$291,356	$539,191	$ 43,273	$ 2,529,943

Acquisition Costs

	Millions of Yen
		Assets Having Indefinite	Assets Having Definite Useful Lives
		Useful Lives		Customer
	Goodwill	Trademarks	Software	Relationships	Others	Total

As of April 1, 2013	¥14,395		¥33,680	¥4,710	¥492	¥53,277
As of March 31, 2014	15,809		37,775	4,710	980	59,274
As of March 31, 2015 (unaudited)	27,673		50,978	9,360	3,030	91,041
As of March 31, 2016 (unaudited)	156,362	¥30,250	70,191	66,040	5,799	328,642

Thousands of U.S. Dollars
		Assets Having Indefinite	Assets Having Definite Useful Lives
		Useful Lives		Customer
	Goodwill	Trademarks	Software	Relationships	Others	Total

As of March 31, 2016 (unaudited)	$1,387,664	$268,459	$622,923	$586,084	$51,466	$2,916,596

Accumulated Amortization and Impairment Losses

	Millions of Yen
		Assets Having Indefinite	Assets Having Definite Useful Lives
		Useful Lives		Customer
	Goodwill	Trademarks	Software	Relationships	Others	Total

As of April 1, 2013			¥(21,660)	¥(196)	¥(97)	¥(21,953)
As of March 31, 2014			(24,120)	(981)	(504)	(25,605)
As of March 31, 2015 (unaudited)			(28,509)	(1,870)	(607)	(30,986)
As of March 31, 2016 (unaudited)			(37,361)	(5,284)	(923)	(43,568)

	Thousands of U.S. Dollars
		Assets Having Indefinite	Assets Having Definite Useful Lives
		Useful Lives		Customer
	Goodwill	Trademarks	Software	Relationships	Others	Total

As of March 31, 2016 (unaudited)			$(331,567)	$(46,894)	$(8,191)	$(386,652)

Certain trademarks that have been assessed as having indefinite useful lives are not amortized because the Group expects to continue to benefit from the trademarks as long as the related businesses continue to operate.

Customer relationships represent probable expected future economic benefits attributable to the existing customers of the acquiree at the time of business combination.

Amortization expenses are included in “Cost of sales” and “Selling, general and administrative expenses” in the consolidated statements of profit or loss.

Research and development costs charged to income for the years ended March 31, 2016, 2015 and 2014 were ¥290 million ($2,574 thousand) (unaudited), ¥275 million (unaudited) and ¥233 million, respectively.

The carrying amounts of internally generated intangible assets related to software as of March 31, 2016 and 2015 are ¥16,117 million ($143,033 thousand) (unaudited) and ¥14,763 million (unaudited), respectively.

Significant goodwill and intangible assets having indefinite useful lives of the Group are allocated to the following groups of cash-generating units:

Goodwill (Unaudited)

		Millions of Yen		Thousands of U.S. Dollars
		As of March 31		As of March 31,
	Cash-Generating Unit	2016	2015	2016

Reportable segment:
Marketing solutions business	Marketing solutions	¥ 10,905	¥ 10,906	$ 96,778
Consumer business	Shopping	56,724	125	503,408
	Ikyu	72,044		639,368
	Others	251	251	2,228
Other business	Settlement- and finance-related	16,438	16,391	145,882

Total		¥ 156,362	¥ 27,673	$ 1,387,664

Intangible Assets Having Indefinite Useful Lives (Unaudited)

		Millions of Yen		Thousands of U.S. Dollars
		As of March 31		As of March 31,
	Cash-Generating Unit	2016	2015	2016

Reportable segment:
Consumer business	Shopping	¥ 20,130		$ 178,647
	Ikyu	10,120		89,812

Total		¥ 30,250		$ 268,459

In testing goodwill and intangible assets having indefinite useful lives for impairment, the recoverable amount is determined based on its value in use.

Value in use is determined by discounting the estimated future cash flows to their present value based on the business plan and growth rate approved by the management.

Business plans are prepared based on external and internal information, which reflect the management’s assessment of future trends in the industry and past data, and generally do not exceed five years. The perpetual growth rate is determined considering the long-term average growth rate of the market or country to which the cash-generating unit belongs. The perpetual growth rates used for the years ended March 31, 2016, 2015 and 2014 were 1.7% (unaudited), 1.9% (unaudited) and 1.9%, respectively. The pretax discount rates used in measurement of value in use for the years ended March 31, 2016, 2015 and 2014 were 8.1%–13.8% (unaudited), 8.3%–11.8% (unaudited) and 9.1%–12.4%, respectively.

As value in use sufficiently exceeds the carrying values of cash-generating units, the Company determined that the recoverable amount is unlikely to decrease below the carrying value, even if major assumptions such as the discount rate and the perpetual growth rate used in the impairment test change to a reasonably foreseeable extent.

13.	DISCLOSURE OF INTERESTS IN OTHER ENTITIES

(1)	Subsidiaries (Unaudited)

The Company’s major subsidiaries as of March 31, 2016 and 2015 are as follows:

		Ownership Percentage of Voting Rights (%)
		As of March 31
Name of Subsidiary	Location	2016	2015

Y’s Sports Inc.	Tokyo	100.0%	100.0%
Netrust, Ltd	Tokyo	75.0	75.0
Y’s Insurance Inc.	Tokyo	60.0	60.0
FirstServer, Inc.	Osaka	100.0	100.0
IDC Frontier Inc.	Tokyo	100.0	100.0
GYAO Corporation	Tokyo	66.7	66.7
YJ Capital Inc.	Tokyo	100.0	100.0
YJ1 Investment Partnership	Tokyo
ValueCommerce Co., Ltd.	Tokyo	50.5	50.5
Carview Corporation	Tokyo	100.0	100.0
YJFX, Inc.	Tokyo	100.0	100.0
Synergy Marketing, Inc.	Osaka	100.0	100.0
YJ2 Investment Partnership	Tokyo
YJ Card Corporation	Fukuoka	65.0	65.0
ASKUL Corporation (Note 1)	Tokyo	44.4	41.8
ecohai Co., Ltd.	Tokyo	68.5 (68.5)
Ikyu Corporation (Note 2)	Tokyo	100.0

Notes:

1.	ASKUL, previously an associate of the Company whose principal activity is mail order delivery of stationery and other products, became a subsidiary of the Company on August 27, 2015 (the acquisition date) as a result of the repurchase of its own shares (treasury shares) following the resolution made at the meeting of ASKUL’s board of directors held on May 19, 2015. The percentage of the Company’s voting rights of ASKUL increased from 41.7% as of May 20, 2015 to 44.4% after the repurchase of the treasury shares. The Company did not and does not have a majority of the voting rights before and following this transaction; however, the Company determined that it now has the practical ability to direct the relevant activities unilaterally and therefore has control over ASKUL and accounts for ASKUL as a subsidiary after considering all facts and circumstances including the widely dispersed holdings of voting rights among shareholders and the voting patterns at previous ASKUL shareholders meetings. (Please refer to “Note 5. Business combinations.”)

2.	On February 3, 2016, the Company acquired common stock of Ikyu and as a result Ikyu became a subsidiary of the Company. (Please refer to “Note 5. Business combinations.”) Subsequently, Ikyu became a wholly-owned subsidiary of the Company, which was completed by March 31, 2016.

3.	Figures in parentheses represent indirect ownership percentages of voting rights.

(2)	Summarized Consolidated Financial Information and Other Information on Subsidiaries with Significant Non-controlling Interests (Unaudited)

1)	ASKUL (ASKUL and its group companies)

(a)	General information

	Millions of Yen	Thousands of U.S. Dollars
	As of March 31, 2016	As of March 31, 2016

Proportion of ownership interests held by the non-controlling interests (%)	55.6

Accumulated non-controlling interests of ASKUL	¥ 55,250	$ 490,327

	Millions of Yen	Thousands of U.S. Dollars
	Year Ended March 31, 2016	Year Ended March 31, 2016

Profit allocated to the non-controlling interests of ASKUL	¥ 1,567	$ 13,907

(b)	Summarized consolidated financial information

	Millions of Yen	Thousands of U.S. Dollars
	As of March 31, 2016	As of March 31, 2016

Current assets	¥ 100,356	$ 890,628
Non-current assets	117,438	1,042,226
Current liabilities	86,350	766,330
Non-current liabilities	32,835	291,400
Equity	98,609	875,124

Non-current assets above do not include ¥53,779 million ($477,272 thousand) of goodwill arising from the business combination.

	Millions of Yen	Thousands of U.S. Dollars
	Year Ended March 31, 2016	Year Ended March 31, 2016

Revenue	¥189,014	$1,677,441
Profit for the year	2,971	26,367
Total comprehensive income	2,643	23,456

The figures in the above table are revenue, profit for the year and total comprehensive income earned on and after August 27, 2015, the acquisition date.

Dividends paid by ASKUL to the non-controlling interests were ¥433 million ($3,843 thousand) on and after the acquisition date.

	Millions of Yen	Thousands of U.S. Dollars
	Year Ended March 31, 2016	Year Ended March 31, 2016

Net cash inflow from operating activities	¥8,710	$77,299
Net cash outflow from investing activities	(8,251)	(73,225)
Net cash outflow from financing activities	(5,629)	(49,956)
Effects of exchange rate changes on cash and cash equivalents	(2)	(18)

Net decrease in cash and cash equivalents	¥(5,172)	$(45,900)

The figures in the above table are cash flows of ASKUL on and after the acquisition date.

(3)	Investments Accounted for Using the Equity Method

Aggregated amount of investments accounted for using the equity method that are not individually material is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016
	Unaudited	Unaudited	Unaudited

Carrying amount	¥34,257	¥61,671	$304,020

Other financial information of investments accounted for using the equity method that are not individually material is as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31, 2016
	2016	2015	2014
	Unaudited	Unaudited		Unaudited

Profit (loss) for the year attributable to the Group	¥1,317	¥1,673	¥(94)	$11,688
Other comprehensive income (loss), net of tax, attributable to the Group	(237)	976	191	(2,103)
Comprehensive income attributable to the Group	1,081	2,649	97	9,594

(4)	Structured Entities (Unaudited)

The Group invests inside and outside Japan by utilizing investment partnerships. Such partnerships provide their investees with cash raised from members of the partnerships mainly in the form of investments, and have been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity.

The Group invests in unconsolidated structured entities such as investment funds and trusts over which the Group does not have control with regard to operating policies such as those related to selecting investees.

The Company does not have any contractual obligations to provide any financial support to the unconsolidated structured entities. Therefore, the potential maximum loss exposure incurred from the involvement with such structured entities is limited to the total of the carrying amount of the Company’s investment, which is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31, 2016
	2016	2015

Other financial assets (non-current)	¥5,990	¥3,535	$53,159

The Company’s maximum loss exposure represents the potential maximum loss amount, and does not indicate the probability of occurrence.

14.	INCOME TAXES

(1)	Deferred Taxes

The components of deferred tax assets and deferred tax liabilities are as follows:

For the year ended March 31, 2016 (unaudited)

	Millions of Yen
	As of March 31, 2015	Recognized in Profit for the Year	Recognized in Other Comprehensive Income	Others (Note 1)	As of March 31, 2016

Deferred tax assets:
Enterprise tax payable	¥2,370	¥(496)		¥89	¥1,963
Property and equipment and intangible assets	5,622	2,805		450	8,877
Net operating loss carryforwards	162	3,362		1,226	4,750
Liabilities related to employee benefits (Note 2)	3,427	623		242	4,292
Available-for-sale financial assets	1,005	662			1,667
Provision for interest repayment claims	8,198	(1,230)			6,968
Others	4,364	766		1,246	6,376

Total deferred tax assets before offset	25,148	6,492		3,253	34,893
Offset of deferred tax assets and liabilities	(10,043)				(11,562)

Total deferred tax assets, net	¥15,105				¥23,331

Deferred tax liabilities:
Property and equipment and intangible assets	¥2,601	¥(2,840)		¥30,769	¥30,530
Available-for-sale financial assets	4,529	180	¥604	145	5,458
Others	2,942	148			3,090

Total deferred tax liabilities before offset	10,072	(2,512)	604	30,914	39,078
Offset of deferred tax assets and liabilities	(10,043)				(11,562)

Total deferred tax liabilities, net	¥29				¥27,516

	Thousands of U.S. Dollars
	As of March 31, 2015	Recognized in Profit for the Year	Recognized in Other Comprehensive Income	Others (Note 1)	As of March 31, 2016

Deferred tax assets:
Enterprise tax payable	$21,033	$(4,402)		$790	$17,421
Property and equipment and intangible assets	49,893	24,894		3,994	78,781
Net operating loss carryforwards	1,438	29,837		10,880	42,155
Liabilities related to employee benefits (Note 2)	30,414	5,528		2,148	38,090
Available-for-sale financial assets	8,919	5,875			14,794
Provision for interest repayment claims	72,755	(10,916)			61,839
Others	38,729	6,798		11,057	56,584

Total deferred tax assets before offset	223,181	57,614		28,869	309,664
Offset of deferred tax assets and liabilities	(89,129)				(102,609)

Total deferred tax assets, net	$134,052				$207,055

Deferred tax liabilities:
Property and equipment and intangible assets	$23,083	$(25,204)		$273,065	$270,944
Available-for-sale financial assets	40,194	1,597	$5,360	1,287	48,438
Others	26,109	1,314			27,423

Total deferred tax liabilities before offset	89,386	(22,293)	5,360	274,352	346,805
Offset of deferred tax assets and liabilities	(89,129)				(102,609)

Total deferred tax liabilities, net	$257				$244,196

Notes:

1.	The items included in “others” are mainly attributable to the conversion of ASKUL and Ikyu into subsidiaries.

2.	Liabilities related to employee benefits include liabilities attributable to accrued bonuses and paid absences.

For the year ended March 31, 2015 (unaudited)

	Millions of Yen
	As of March 31, 2014	Recognized in Profit for the Year	Recognized in Other Comprehensive Income	Others (Note 1)	As of March 31, 2015

Deferred tax assets:
Enterprise tax payable	¥3,039	¥(677)		¥8	¥2,370
Property and equipment and intangible assets	3,930	1,657		35	5,622
Net operating loss carryforwards	173	(11)			162
Liabilities related to employee benefits (Note 2)	3,674	(253)		6	3,427
Available-for-sale financial assets	5,463	(4,461)		3	1,005
Provision for interest repayment claims		(687)		8,885	8,198
Others	2,878	(636)		2,122	4,364

Total deferred tax assets before offset	19,157	(5,068)		11,059	25,148
Offset of deferred tax assets and liabilities	(6,688)				(10,043)

Total deferred tax assets, net	¥12,469				¥15,105

Deferred tax liabilities:
Property and equipment and intangible assets	¥1,534	¥(481)		¥1,548	¥2,601
Available-for-sale financial assets	5,192		¥(722)	59	4,529
Others		(697)		3,639	2,942

Total deferred tax liabilities before offset	6,726	(1,178)	(722)	5,246	10,072
Offset of deferred tax assets and liabilities	(6,688)				(10,043)

Total deferred tax liabilities, net	¥38				¥29

Notes:

1.	The items included in “others” are mainly attributable to the conversion of YJ Card Corporation into a subsidiary.

2.	Liabilities related to employee benefits include liabilities attributable to accrued bonuses and paid absences.

For the year ended March 31, 2014

	Millions of Yen
	As of April 1, 2013	Recognized in Profit for the Year	Recognized in Other Comprehensive Income	Others	As of March 31, 2014

Deferred tax assets:
Enterprise tax payable	¥3,263	¥(226)		¥2	¥3,039
Property and equipment and intangible assets	3,443	486		1	3,930
Net operating loss carryforwards	114	59			173
Liabilities related to employee benefits	2,767	893		14	3,674
Available-for-sale financial assets	5,366	94		3	5,463
Provision for interest repayment claims
Others	3,187	(329)		20	2,878

Total deferred tax assets before offset	18,140	977		40	19,157
Offset of deferred tax assets and liabilities	(4,036)				(6,688)

Total deferred tax assets, net	¥14,104				¥12,469

Deferred tax liabilities:
Property and equipment and intangible assets	¥1,701	¥(335)		¥168	¥1,534
Available-for-sale financial assets	2,366		¥2,819	7	5,192
Others

Total deferred tax liabilities before offset	4,067	(335)	2,819	175	6,726
Offset of deferred tax assets and liabilities	(4,036)				(6,688)

Total deferred tax liabilities, net	¥31				¥38

Note:	Liabilities related to employee benefits include liabilities attributable to accrued bonuses and paid absences.

Deferred tax assets which belong to individual entities that recorded losses as of March 31, 2016 and 2015 are ¥8,961 million ($79,526 thousand) (unaudited) and ¥6,674 million (unaudited), respectively. The Group recognizes deferred tax assets to the extent that it is probable that future taxable profit will be available.

Deductible temporary differences and net operating loss carryforwards (after multiplying by the tax rate) for which no deferred tax assets have been recognized are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31, 2016
	2016	2015
	Unaudited	Unaudited	Unaudited

Deductible temporary differences	¥1,592	¥644	$14,129

Net operating loss carryforwards which expire:
Within one year
In one year to five years	¥655		$5,813
After five years	1,564	¥355	13,880

Total	¥2,219	¥355	$19,693

Total taxable temporary differences (before multiplying by the tax rate) for which no deferred tax liabilities related to the investments in subsidiaries have been recognized as of March 31, 2016 and 2015 are ¥27,689 million ($245,731 thousand) (unaudited) and ¥22,704 million (unaudited), respectively.

(2)	Tax Expenses

The components of income tax expense are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31, 2016
	2016	2015	2014
	Unaudited	Unaudited		Unaudited

Current tax expense	¥63,097	¥70,476	¥79,870	$559,966
Deferred tax expense	(9,004)	3,890	(1,313)	(79,908)

Total	¥54,093	¥74,366	¥78,557	$480,058

For the year ended March 31, 2016 (Unaudited)

On March 31, 2016, the Act on the Partial Revision of the Income Tax Act (Article 15, 2016) and the Act on the Partial Revision of the Local Tax Act (Article 13, 2016) were passed by the Diet in Japan. In accordance with these changes, deferred tax assets and liabilities are determined by using the new statutory tax rates. The effective tax rate used to determine deferred tax assets and liabilities for which the timing of the recovery or settlement of the related temporary difference is expected during the fiscal years ending March 31, 2017 and 2018 has been changed from 33.26% to 30.86%, respectively, and to 30.62% for those whose timing is expected on April 1, 2018 and thereafter. The effect of this change was not significant.

For the year ended March 31, 2015 (Unaudited)

On March 31, 2015, the Act on the Partial Revision of the Income Tax Act (Article 9, 2015) and the Act on the Partial Revision of the Local Tax Act (Article 2, 2015) were passed by the Diet in Japan. In accordance with these changes, deferred tax assets and liabilities are determined by using the new statutory tax rates. The effective tax rate used to determine deferred tax assets and liabilities for which the timing of the recovery or settlement of the related temporary difference is expected during the fiscal year ended March 31, 2016 was changed from 35.64% to 33.26%, respectively, and to 32.35% for those whose timing is expected on April 1, 2016 and thereafter. The effect of this change was to increase income tax expense by ¥2,140 million.

For the year ended March 31, 2014

In Japan, the Act on the Partial Revision of the Income Tax Act (Article 10, 2014) was issued on March 31, 2014, and the special corporation tax for reconstruction was not imposed from the fiscal year started April 1, 2014. The statutory effective tax rate was changed in the year ended March 31, 2014 in relation to this revision of law. The impact of this change was not material.

The reconciliation of the statutory effective tax rate and actual tax rate is as follows, with the actual tax rate representing the ratio of income tax expenses to profit before tax:

	Year Ended March 31
	2016	2015	2014
	Unaudited	Unaudited

Statutory effective tax rate (%)	33.06	35.64	38.01
Effect of the change in statutory tax rate (%)	0.11	1.06	0.36
Gain on remeasurement of investments in associates acquired in stages (%)		(1.07)
Gain from remeasurement relating to business combinations (%)	(8.71)
Negative goodwill arising from reclassification of investments (%)		(0.56)
Others (%)	(0.59)	0.63	(0.64)

Actual tax rate (%)	23.87	35.70	37.73

15.	TRADE AND OTHER PAYABLES (UNAUDITED)

The components of trade and other payables are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016

Accounts payable—trade	¥69,819	¥14,821	$619,622
Foreign exchange dealings deposits from customers	95,285	97,178	845,625
Accounts payable—other	74,589	35,790	661,954
Others	31,074	11,190	275,772

Total	¥270,767	¥158,979	$2,402,973

16.	OTHER FINANCIAL LIABILITIES (UNAUDITED)

The components of other financial liabilities are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31, 2016
	2016	2015

Bank loans (Note)	¥20,151	¥700	$178,834
Derivative financial liabilities	3,753	9,070	33,307
Others	4,947	821	43,902

Total	¥28,851	¥10,591	$256,043

Current liabilities	¥18,288	¥9,671	$162,300

Non-current liabilities	10,563	920	93,743

Note:	Current portion of bank loans as of March 31, 2016 and 2015 was ¥14,539 million ($129,029 thousand) and ¥600 million, respectively.

17.	PROVISIONS (UNAUDITED)

The components of provisions are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31, 2016
	2016	2015

Provision for interest repayment claims (Notes 1 and 2)	¥20,281	¥23,357	$179,988
Asset retirement obligations (Note 1)	7,374	2,738	65,442
Others (Notes 1 and 3)	4,981	3,146	44,205

Total	¥32,636	¥29,241	$289,635

Provisions (current)	¥12,547	¥6,399	$111,351

Provisions (non-current)	20,089	22,842	178,284

Notes:

1.	Additional information on the nature of the provisions included in the table above is provided in “Note 3. Significant accounting policies (10) Provisions.”

2.	Provision for interest repayment claims is calculated by estimating the future repayment amount based on the historical experience of repayments and expirations due to the statute of limitations.

3.	This item mainly consists of provision for customer point reward programs.

Changes in provisions are as follows:

	Millions of Yen
	Provision for Interest Repayment Claims	Asset Retirement Obligations	Others	Total

As of April 1, 2015	¥23,357	¥2,738	¥3,146	¥29,241
Recognition of provisions		3,548	4,817	8,365
Business combinations		1,101	451	1,552
Increase due to passage of time		73		73
Used	(3,077)	(70)	(504)	(3,651)
Others		(16)	(2,928)	(2,944)

As of March 31, 2016	¥20,280	¥7,374	¥4,982	¥32,636

	Thousands of U.S. Dollars
	Provision for Interest Repayment Claims	Asset Retirement Obligations	Others	Total

As of April 1, 2015	$207,286	$24,299	$27,920	$259,505
Recognition of provisions		31,487	42,750	74,237
Business combinations		9,771	4,002	13,773
Increase due to passage of time		648		648
Used	(27,307)	(621)	(4,473)	(32,401)
Others		(142)	(25,985)	(26,127)

As of March 31, 2016	$179,979	$65,442	$44,214	$289,635

18.	PURCHASE COMMITMENTS (UNAUDITED)

Commitments to purchase goods and services as of March 31, 2016 and 2015 are ¥19,576 million ($173,731 thousand) and ¥12,234 million, respectively. The commitments are mainly attributable to executory contracts of purchase of assets to be used in data centers and new offices.

19.	OTHER LIABILITIES (UNAUDITED)

The components of other current liabilities and other non-current liabilities are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31, 2016
	2016	2015

Advance received	¥10,914	¥9,296	$96,858
Accrued bonuses	6,372	5,215	56,550
Accrued paid absences	5,908	4,037	52,432
Consumption taxes payable	2,909	11,064	25,816
Others	13,381	5,525	118,752

Total	¥39,484	¥35,137	$350,408

Other current liabilities	¥33,639	¥31,652	$298,536

Other non-current liabilities	5,845	3,485	51,872

20.	RETIREMENT BENEFITS

The Company and certain subsidiaries participate primarily in defined contribution pension plans, as well as a multi-employer contributory defined benefit welfare pension plan. On April 1, 2015, the Company and certain subsidiaries withdrew from The Kanto IT Software Pension Fund, a multi-employer contributory defined benefit welfare pension plan. The effect of the withdrawal was not material.

Retirement benefit costs of defined contribution plans, including multi-employer welfare pension plans for which the accounting treatment is the same as that of defined contribution plans, are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31, 2016
	2016	2015	2014
	Unaudited	Unaudited		Unaudited

Contributions to multi-employer pension plans	¥29	¥933	¥813	$258
Contributions to defined contribution pension plans	860	498	445	7,632

Total	¥889	¥1,431	¥1,258	$7,890

21.	LEASES

(1)	Finance Leases (Unaudited)

As lessee

The Group leases machinery and equipment, software and system-related equipment, and other items through financing lease contracts. There are no contingent rents payable, purchase options, escalation clauses, or restrictions imposed by lease arrangements, such as those concerning dividends, additional debt, and further leasing.

The carrying amounts of leased assets, net of accumulated depreciation and accumulated impairment losses as of March 31, 2016 and 2015 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016

Software	¥336	¥439	$2,982
Machinery and equipment	3,968		35,215
Furniture and fixtures	424	377	3,763

Total	¥4,728	¥816	$41,960

The components of the total of future minimum lease payments and their present value under finance leases are as follows:

	Millions of Yen
	Total of Future Minimum Lease Payments		Present Value of the Total of Future Minimum Lease Payments
	As of March 31		As of March 31
	2016	2015	2016	2015

Not later than one year	¥979	¥221	¥896	¥202
Later than one year and not later than five years	2,633	550	2,433	529
Later than five years	1,777		1,709

Total	5,389	771	¥5,038	¥731

Less: Future finance costs	(351)	(40)

Present value of the total of future minimum lease payments	¥5,038	¥731

	Thousands of U.S. Dollars
	Total of Future Minimum Lease Payments	Present Value of the Total of Future Minimum Lease Payments
	As of March 31, 2016	As of March 31, 2016

Not later than one year	$8,688	$7,952
Later than one year and not later than five years	23,367	21,592
Later than five years	15,771	15,167

Total	47,826	$44,711

Less: Future finance costs	(3,115)

Present value of the total of future minimum lease payments	$44,711

(2)	Operating Leases

As lessee

The Group leases buildings to utilize as offices and data centers through operating lease contracts. Certain operating lease contracts have an automatic renewal option. There are no contingent rents payable, purchase options, escalation clauses, or restrictions imposed by lease arrangements, such as those concerning dividends, additional debt, and further leasing. Total rental expenses under operating lease contracts for the fiscal years ended March 31, 2016, 2015 and 2014, were ¥11,733 million ($104,127 thousand) (unaudited), ¥9,864 million (unaudited) and ¥9,267 million, respectively.

Non-cancelable Operating Leases

The components of the future minimum lease payments under non-cancelable operating leases are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Not later than one year	¥11,302	¥8,206	¥8,003	$100,302
Later than one year and not later than five years	37,465	5,724	11,725	332,490
Later than five years	15,742	586	646	139,705

Total	¥64,509	¥14,516	¥20,374	$572,497

As lessor

Non-cancelable Operating Leases

The Group leases data-center services-related equipment (e.g., servers) as lessor through operating lease contracts. The components of the future minimum payments under non-cancelable operating leases are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Not later than one year	¥2,383	¥2,243	¥2,461	$21,149
Later than one year and not later than five years	675	736	447	5,990

Total	¥3,058	¥2,979	¥2,908	$27,139

22.	EQUITY

(1)	Common Stock and Treasury Stock

Numbers of authorized shares and issued shares are as follows:

	Year Ended March 31
	2016	2015	2014
	Unaudited	Unaudited

Authorized shares—Common stock	24,160,000,000	24,160,000,000	24,160,000,000

Issued shares:
Balance at the beginning of the year	5,694,945,000	5,694,900,600	57,510,554
Increase	346,400 (Note 2)	44,400 (Note 2)	5,694,630,346 (Note 1)

Decrease			(57,240,300 (Note 3	) )

Balance at the end of the year	5,695,291,400	5,694,945,000	5,694,900,600

Notes:

1.	This item consists of 5,694,321,303 shares resulting from a hundred-for-one share split that became effective on October 1, 2013 and 309,043 shares from the exercise of share subscription rights.

2.	This item represents the exercise of share subscription rights.

3.	This item represents the retirement of treasury stock.

Numbers of treasury stock included in issued shares as of March 31, 2016 and 2015 were 2,800,000 shares (unaudited) and 2,800,000 shares (unaudited), respectively.

(2)	Surplus

1)	Capital surplus

Capital surplus of the Company includes additional paid-in capital. Under the Companies Act of Japan (“the Companies Act”), at least 50% of the proceeds upon issuance of equity instruments shall be credited to common stock. The remainder of the proceeds shall be credited to additional paid-in capital. The Companies Act permits, upon approval at the general meeting of shareholders, the transfer of amounts from additional paid-in capital to common stock.

2)	Retained earnings

Retained earnings of the Company include the reserve legally required as legal retained earnings. The Companies Act provides that 10% of the dividends from retained earnings shall be appropriated as legal capital surplus or as legal retained earnings until their aggregate amount equals 25% of common stock. The legal retained earnings may be used to eliminate or reduce a deficit or be transferred to retained earnings upon approval at the general meeting of shareholders.

23.	DIVIDENDS

Total amount of dividends was as follows:

	Millions of Yen	Thousands of U.S. Dollars	Yen	U.S. Dollars
Resolution	Total Dividends	Total Dividends	Dividends per Share	Dividends per Share	Record Date	Effective Date

Year Ended March 31, 2016 (Unaudited)

Board of directors meeting held on May 21, 2015	¥50,433	$447,577	¥8.86	$0.08	March 31, 2015	June 4, 2015

Year Ended March 31, 2015 (Unaudited)

Board of directors meeting held on May 16, 2014	¥25,224		¥4.43		March 31, 2014	June 5, 2014

Year Ended March 31, 2014
Board of directors meeting held on May 17, 2013	¥23,058		¥401		March 31, 2013	June 6, 2013

Dividends to become effective during the year ending March 31, 2017 (unaudited) are as follows:

	Millions of Yen	Thousands of U.S. Dollars	Yen	U.S. Dollars
Resolution	Total Dividends	Total Dividends	Dividends per Share	Dividends per Share	Record Date	Effective Date

Board of directors meeting held on May 18, 2016	¥50,435	$447,595	¥8.86	$0.08	March 31, 2016	June 7, 2016

24.	SHARE-BASED PAYMENT

The Company and certain subsidiaries have share option plans as share-based payment awards. Share options are granted to the Company’s directors and employees based on the terms approved by the Company’s shareholders and the board of directors.

Share-based payments are accounted for as equity-settled share based payments. Expenses related to equity-settled share-based payments for the years ended March 31, 2016, 2015 and 2014 were ¥10 million ($89 thousand) (unaudited), ¥31 million (unaudited) and ¥57 million, respectively.

(1)	Share Option Plans

1)	Details of share option plans

The details of the Company’s share option plans for the years ended March 31, 2016, 2015 and 2014 are as follows. The details of the subsidiaries’ share option plans are not presented because they are not significant.

The Company grants share options to its directors and employees. The Company shares will be issued upon exercise of such share options.

Options Series	Grant Date	Exercise Period

2005 (Note 1)	May 2, 2006	June 17, 2015

2006 (Note 1)	From September 6, 2006 to February 7, 2007	From August 23, 2016 to January 24, 2017

2007 (Note 1)	From May 8, 2007 to February 13, 2008	From April 24, 2017 to January 30, 2018

2008 (Note 1)	From May 9, 2008 to February 10, 2009	From April 25, 2018 to January 27, 2019

2009 (Note 1)	From May 12, 2009 to February 10, 2010	From April 28, 2019 to January 27, 2020

2010 (Note 1)	From May 11, 2010 to February 8, 2011	From April 27, 2020 to January 25, 2021

2011 (Note 1)	From June 3, 2011 to February 17, 2012	From May 20, 2021 to February 3, 2022

2012 1st (Note 1) 2nd (Note 2)	From May 16, 2012 to March 1, 2013	From May 2, 2022 to February 28, 2023

2013 1st (Note 3) 2nd (Note 4)	From May 17, 2013 to November 19, 2013	From May 16, 2023 to November 18, 2023

2014 1st (Note 4) (unaudited)	May 26, 2014	May 25, 2024

Notes:

1.	Vesting condition

Share options mainly vest in stages beginning after two years from the grant date. One half of the total granted vests after two years from the grant date, and one-fourth vests per year in the subsequent two years. Vesting requires continuous service from the grant date to the vesting date. When the holder of vested share options retires, those vested share options are forfeited.

2.	Vesting condition

Share options vest according to the amount of operating income achieved as specified in (i) and (ii) below in any year from the fiscal year ended March 31, 2014 to fiscal year ending March 31, 2019.

(i)	If the operating income exceeds ¥250 billion

Period of achievement: By fiscal year ending March 31, 2016; Exercisable ratio: 20%

Period of achievement: By fiscal year ending March 31, 2017; Exercisable ratio: 14%

Period of achievement: By fiscal year ending March 31, 2018; Exercisable ratio:   8%

Period of achievement: By fiscal year ending March 31, 2019; Exercisable ratio:   2%

(ii)	If the operating income exceeds ¥330 billion

Period of achievement: By fiscal year ending March 31, 2016; Exercisable ratio: 80%

Period of achievement: By fiscal year ending March 31, 2017; Exercisable ratio: 56%

Period of achievement: By fiscal year ending March 31, 2018; Exercisable ratio: 32%

Period of achievement: By fiscal year ending March 31, 2019; Exercisable ratio:   8%

Vesting requires continuous service from the grant date to the vesting date. When the holder of vested share options retires, those vested share options are forfeited.

3.	Vesting condition

Share options vest according to the amount of operating income achieved as specified in (i) and (ii) below in any year from the fiscal year ended March 31, 2014 to the fiscal year ending March 31, 2019.

(i)	If the operating income exceeds ¥250 billion; Exercisable ratio: 20%
(ii)	If the operating income exceeds ¥330 billion; Exercisable ratio: 80%

Vesting requires continuous service from the grant date to the vesting date. When the holder of vested share options retires, those vested share options are forfeited.

4.	Vesting condition (unaudited)

Share options vest once the operating income for the fiscal year exceeds ¥330 billion in any year from the fiscal year ended March 31, 2015 to the fiscal year ending March 31, 2019. Vesting requires continuous service from the grant date to the vesting date. When the holder of vested share options retires, those vested share options are forfeited.

(2)	Fair Value of Share Options Granted during the Period

Weighted average fair values and information on how fair value is measured at the measurement date of the share options granted during the period are as follows:

Weighted average fair values at the measurement date of the share options granted during the period for the years ended March 31, 2016, 2015 and 2014 are nil (unaudited), ¥195 (unaudited) and ¥209, respectively.

Information on fair value measurement of share options is as follows:

		For the Year Ended March 31, 2015
		Unaudited
Options series		2014—1st

Valuation method used		Monte Carlo simulation
Key inputs and assumptions:
Weighted average stock price (yen)		¥492
Exercise price (yen)		¥492
Volatility of stock price (Note)		36.90%
Period until maturity		10 years
Estimated dividend		Dividend yield 0.90%
Risk-free interest rate		0.612%
	For the Year Ended March 31, 2014
Options series	2013—1st	2013—2nd

Valuation method used	Monte Carlo simulation	Monte Carlo simulation
Key inputs and assumptions:
Weighted average stock price (yen)	¥492	¥514
Exercise price (yen)	¥493	¥514
Volatility of stock price (Note)	38.27%	37.15%
Period until maturity	10 years	10 years
Estimated dividend	Dividend yield 0.70%	Dividend yield 0.78%
Risk-free interest rate	0.585%	0.605%

Note:	Calculated based on the latest actual stock price in the retrospective period that corresponds with the period until maturity.

(3)	Changes in Share Options during the Period and the Condition of Share Options at the Period End

Changes in share options (expressed in the number of shares issued upon exercise) during the period and the condition of share options at the period end are as follows:

	Year Ended March 31
	2016		2015		2014
	Unaudited		Unaudited
	Number of Shares	Weighted Average Exercise Price (Yen) (U.S. Dollars)	Number of Shares	Weighted Average Exercise Price (Yen)	Number of Shares	Weighted Average Exercise Price (Yen)

Beginning balance—Unexercised	65,586,700	¥429 ($3.81)	64,012,500	¥427	30,850,500	¥ 329
Granted			1,950,000	¥492	35,676,000	¥ 508
Forfeited	(1,260,700)	¥450 ($3.99)	(331,400)	¥475	(1,761,300)	¥ 370
Exercised	(346,400)	¥331 ($2.94)	(44,400)	¥325	(752,700)	¥ 339
Matured	(6,100)	¥680 ($6.03)

Ending balance—Unexercised	63,973,500	¥429 ($3.81)	65,586,700	¥429	64,012,500	¥ 427

Ending balance—Exercisable	3,522,500	¥360 ($3.19)	3,583,700	¥366	3,130,100	¥ 377

The unexercised share options as of March 31, 2016 (unaudited), are as follows:

Range of Exercise Price (Yen)	Number of Shares	Weighted Average Exercise Price (Yen) (U.S. Dollars)	Weighted Average Remaining Contract Period (Years)

201–300	943,400	¥270 ($2.40)	5.4
301–400	25,537,700	¥324 ($2.88)	6.8
401–500	12,256,300	¥486 ($4.31)	6.7
501–600	25,236,100	¥514 ($4.56)	7.6

Total	63,973,500	¥429 ($3.81)	7.1

(4)	Share Options Exercised during the Period

Weighted average stock prices at exercise for share options exercised during the period are as follows:

Year Ended March 31
2016			2015			2014
Unaudited			Unaudited
Options Series	Number of Shares Issued	Weighted Average Stock Price at Exercise (Yen) (U.S. Dollars)	Options Series	Number of Shares Issued	Weighted Average Stock Price at Exercise (Yen)	Options Series	Number of Shares Issued	Weighted Average Stock Price at Exercise (Yen)

2006	9,900	¥550 ($4.88)	2006	200	¥ 436	2006	12,500	¥ 519
2007	34,400	¥530 ($4.70)	2007	7,600	¥ 465	2007	100,100	¥ 528
2008	49,900	¥523 ($4.64)	2008	3,000	¥ 458	2008	130,400	¥ 516
2009	46,000	¥505 ($4.48)	2009	15,500	¥ 455	2009	283,400	¥ 515
2010	80,500	¥508 ($4.51)	2010	8,200	¥ 441	2010	113,200	¥ 506
2011	116,500	¥504 ($4.47)	2011	9,400	¥ 448	2011	113,100	¥ 533
2012	9,200	¥500 ($4.44)	2012	500	¥ 446

25.	FINANCIAL INSTRUMENTS

(1)	Capital Management

The Company’s capital management policy is to realize and maintain optimum capital composition to continue mid- and long-term sustainable growth and maximize corporate value. Certain subsidiaries are subject to regulatory capital requirements under the Financial Instruments and Exchange Act and related laws and regulations. Such subsidiaries are required to maintain capital adequacy ratios, net assets and other indicators at certain levels.

Significant capital requirements attributable to domestic subsidiaries in the Group are as follows:

1)	YJFX, Inc.

YJFX, Inc. is subject to the Financial Instruments and Exchange Act and related laws and regulations and required to maintain a ratio which is calculated by dividing its unappropriated capital by the total amount of the following three risk equivalent amounts, of at least 120%. The three risk equivalent amounts are:

(a)	market risk (risk arising from fluctuations in stock price, interest rate and exchange rate that affect holding assets) equivalent amount,
(b)	counterparty risk (risk assumed to be attributable to counterparties of financial instrument transactions) equivalent amount, and
(c)	fundamental risk (risk attributable to processing daily operations such as errors in paperwork) equivalent amount.

2)	YJ Card Corporation

YJ Card Corporation is subject to the Money Lending Business Act, Installment Sales Act and related laws and regulations and required to maintain its equity (net assets) at a certain level. The minimum amount of net assets required to be maintained is the greater of the following two items:

(a)	¥50 million
(b)	90% of share capital or capital contribution

No revision was made to applicable laws that have a significant impact on the capital requirements for the years ended March 31, 2016, 2015 and 2014.

(2)	Financial Risk Management

The Group is exposed to a variety of financial risks (currency risk, price risk, interest rate risk, credit risk, and liquidity risk) in its operations. The Company manages risks based on its established policies to prevent and reduce these financial risks. Derivative transactions entered into by the Group are limited to the extent of actual demands. The Group does not enter into derivative contracts for speculative or trading purposes.

1)	Market risk

(a)	Currency Risk

The Group conducts foreign currency exchange transactions and is subject to currency risk from changes in currency rates mainly of U.S. dollars. To avoid this risk, the Company utilizes forward foreign exchange contracts. In addition, to avoid currency risk arising from foreign exchange dealings, the Company utilizes covering transactions with counterparties to cover its positions arising from transactions with customers.

Foreign exchange sensitivity analysis

The following table presents the effect of a 1% appreciation of the Japanese yen against the U.S. dollar on profit before tax and other comprehensive income (before net of tax effect) for the financial instruments with the above foreign currency risk exposure, assuming that all other factors are constant. The analysis does not include the effect of translating assets and liabilities of foreign operations into the presentation currency.

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Increase (decrease) in profit before tax	¥ 3	¥ (4)	¥ (11)	$ 27
Decrease in other comprehensive income before tax effect	(91)	(75)	(43)	(808)

(b)	Price Risk

As a part of its business strategy, the Company holds equity securities traded in active markets and is exposed to market price fluctuation risk. To manage this risk, the Company continuously monitors the financial condition of the security issuers and stock market fluctuations.

Price sensitivity analysis

The table below presents the effect of a 10% decrease in market price in the securities traded in active markets on other comprehensive income before tax effect in the consolidated statements of comprehensive income, assuming that all other factors are constant.

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Decrease in other comprehensive income before tax effect	¥ 1,966	¥ 1,438	¥ 1,837	$ 17,448

(c)	Interest Rate Risk

The Group’s use of funds for investing activities is exposed to interest rate risk. To prevent or reduce interest rate risk, the Company maintains an appropriate mix between fixed and floating interest rate debts and constantly monitors the interest rate fluctuations of the floating interest rate debts.

Interest rate sensitivity analysis

The table below presents the effect of a 1% increase in interest rates in the Group’s financial instruments that are exposed to changes in interest rates on other comprehensive income before tax effect in the consolidated statements of comprehensive income, assuming that all other factors are constant.

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Decrease in profit before tax	¥52	¥3		$461
Decrease in other Decrease in other comprehensive income before tax effect	533	724	¥1,109	4,730

2)	Credit risk

In the course of the Company’s business, trade and other receivables, and other financial assets (including equity securities and derivatives) are exposed to credit risk of its counterparties. In order to prevent and reduce the risk, the Company does not expose itself to significant concentrations of credit risk. To manage the credit risk, the Company secures collateral and obtains guarantees that correspond to each customer’s credit status after performing credit research and setting a line of credit in accordance with internal customer credit management rules. In addition, the Company performs due date controls and balance controls for each customer and periodically monitors their credit status.

The Group conducts foreign exchange margin transactions with customers and covering transactions with counterparties in order to avoid risks arising from the transactions.

The Group is exposed to the credit risks of customers that include possible uncollectible receivables arising from losses that exceed the customers’ funds, and the credit risks of financial institutions as counterparties of the transactions. Because automatic stop-loss rules and systems are implemented, the exposure to the credit risks of customers is limited. As to the credit risks of counterparties, the Group believes that the possibility of default is remote because the Group conducts covering transactions only with creditworthy financial institutions. Also, in conducting covering transactions, positions, gains and losses of the transactions are checked in accordance with internal management policy.

The Group recognizes impairment losses after evaluating collectability of trade and other receivables based on the debtor’s credit status. The Group does not have any experience of material impairment losses. For trade and other receivables that are neither past due nor impaired, there is no indication that any debtor would be unable to meet their obligations at the time of this report.

The carrying amount of financial instruments, net of impairment, which is presented in the consolidated statements of financial position, as well as the amount of lending commitments, represents the Company’s maximum exposure to credit risk on financial assets. The value of collateral held and other credit enhancements are not included. The details of lending commitments are described in “Note 35. Contingencies.”

Trade and other receivables include security deposits received as credit enhancements. Such deposits as of March 31, 2016 and 2015 were ¥1,234 million ($10,951 thousand) (unaudited) and ¥919 million (unaudited), respectively.

Foreign exchange dealings deposits from customers include security deposits received from customers. Such deposits as of March 31, 2016 and 2015 were ¥95,285 million ($845,625 thousand) (unaudited) and ¥97,178 million (unaudited), respectively.

3)	Liquidity risk

The Group is exposed to liquidity risk in funding, use and repayment of cash in relation to operating transactions and investing activities. In order to prevent and reduce the liquidity risk, the Group limits its use of funds to high-liquidity and low-risk investments which mature within a year. The Group finances its funds with bank loans for which repayment periods are decided after considering the market environment and long-term and short-term balances.

(3)	Categories of Financial Instruments (Unaudited)

Components of financial instruments (excluding cash and cash equivalents) by category are as follows:

As of March 31, 2016

	Millions of Yen
Financial Assets	Financial Assets at FVTPL	Available-for- Sale Financial Assets	Loans and Receivables	Total

Current assets:
Trade and other receivables			¥305,759	¥305,759
Other financial assets	¥20,765	¥1,761	7,592	30,118
Non-current assets— Other financial assets	307	57,599	12,416	70,322

Total	¥21,072	¥59,360	¥325,767	¥406,199

	Millions of Yen
Financial Liabilities	Financial Liabilities at FVTPL	Financial Liabilities at Amortized Cost	Total

Current liabilities:
Trade and other payables		¥270,767	¥270,767
Other financial liabilities	¥3,747	14,541	18,288
Non-current liabilities— Other financial liabilities	6	10,557	10,563

Total	¥3,753	¥295,865	¥299,618

	Thousands of U.S. Dollars
Financial Assets	Financial Assets at FVTPL	Available-for- Sale Financial Assets	Loans and Receivables	Total

Current assets:
Trade and other receivables			$2,713,516	$2,713,516
Other financial assets	$184,283	$15,628	67,377	267,288
Non-current assets— Other financial assets	2,724	511,174	110,188	624,086

Total	$187,007	$526,802	$2,891,081	$3,604,890

	Thousands of U.S. Dollars
Financial Liabilities	Financial Liabilities at FVTPL	Financial Liabilities at Amortized Cost	Total

Current liabilities:
Trade and other payables		$2,402,973	$2,402,973
Other financial liabilities	$33,253	129,047	162,300
Non-current liabilities— Other financial liabilities	53	93,690	93,743

Total	$33,306	$2,625,710	$2,659,016

As of March 31, 2015

	Millions of Yen
Financial Assets	Financial Assets at FVTPL	Available-for- Sale Financial Assets	Loans and Receivables	Total

Current assets:
Trade and other receivables			¥217,736	¥217,736
Other financial assets	¥15,887		15	15,902
Non-current assets— Other financial assets	1,144	¥43,511	13,449	58,104

Total	¥17,031	¥43,511	¥231,200	¥291,742

	Millions of Yen
Financial Liabilities	Financial Liabilities at FVTPL	Financial Liabilities at Amortized Cost	Total

Current liabilities:
Trade and other payables		¥158,979	¥158,979
Other financial liabilities	¥9,070	601	9,671
Non-current liabilities— Other financial liabilities		920	920

Total	¥9,070	¥160,500	¥169,570

26.	FAIR VALUE OF FINANCIAL INSTRUMENTS (UNAUDITED)

(1)	Categorization by Level within the Fair Value Hierarchy

Financial instruments that are measured at fair value on a recurring basis after initial recognition are classified into three levels of the fair value hierarchy based on the observability and significance of inputs used for the measurement.

Levels 1 to 3 of the fair value hierarchy are defined as follows:

Level 1:	Fair value is measured using quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Fair value is measured using inputs, other than those used in level 1, that are observable, either directly or indirectly.

Level 3:	Fair value is measured using unobservable inputs.

If the fair value measurement uses different levels of inputs, the fair value is categorized based on the lowest level of input that is significant to the entire fair value measurement.

Transfers between levels of the fair value hierarchy are recognized as if they have occurred at the beginning of each quarter. There were no transfers between levels 1 and 2 during the fiscal years ended March 31, 2016 and 2015.

Financial instruments measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

As of March 31, 2016

	Millions of Yen
	Level 1	Level 2	Level 3	Total

Financial assets at FVTPL:
Derivatives used in foreign exchange dealings		¥20,766		¥20,766
Others			¥307	307
Available-for-sale financial assets:
Equity securities	¥19,922		23,197	43,119
Debt securities		8,020	1,328	9,348
Others		90	6,802	6,892

Total	¥19,922	¥28,876	¥31,634	¥80,432

Financial liabilities at FVTPL:
Derivatives used in foreign exchange dealings		¥3,747		¥3,747
Others		6		6

Total		¥3,753		¥3,753

	Thousands of U.S. Dollars
	Level 1	Level 2	Level 3	Total

Financial assets at FVTPL:
Derivatives used in foreign exchange dealings		$184,292		$184,292
Others			$2,725	2,725
Available-for-sale financial assets:
Equity securities	$176,802		205,866	382,668
Debt securities		71,175	11,786	82,961
Others		799	60,365	61,164

Total	$176,802	$256,266	$280,742	$713,810

Financial liabilities at FVTPL:
Derivatives used in foreign exchange dealings		$33,253		$33,253
Others		54		54

Total		$33,307		$33,307

As of March 31, 2015

	Millions of Yen
	Level 1	Level 2	Level 3	Total

Financial assets at FVTPL:
Derivatives used in foreign exchange dealings		¥15,887		¥15,887
Others			¥1,144	1,144
Available-for-sale financial assets:
Equity securities	¥14,569		15,985	30,554
Debt securities		7,554	1,806	9,360
Others		62	3,535	3,597

Total	¥14,569	¥23,503	¥22,470	¥60,542

Financial liabilities at FVTPL:
Derivatives used in foreign exchange dealings		¥9,070		¥9,070

Total		¥9,070		¥9,070

(2)	Valuation Techniques for Financial Instruments

Financial assets and liabilities at FVTPL mainly consist of foreign exchange dealings and are categorized as level 2 as they are measured based on the quoted market price of similar transactions.

As to available-for-sale financial assets, fair values of listed equity securities are evaluated at quoted prices at the end of the year, whereas fair values of non-listed equity securities are measured using quoted prices of comparable companies and valuation techniques such as the discounted cash flow model. They are classified as level 2 if all significant inputs such as quoted prices and perpetual growth rates that are used for the measurement of future cash flows are observable, whereas if inputs include significant unobservable inputs, they are classified as level 3.

Fair values of debt securities are measured mainly by the discounted cash flow model using discount rates as inputs after taking into account risk-free interest rates and credit spreads. They are categorized as level 2 or level 3 depending on their observability and significance.

Because the fair values of financial assets on the consolidated statements of financial position are the same or reasonably approximate carrying values, the carrying values are deemed to be their fair values.

(3)	Fair Value Measurements of Financial Instruments That Are Categorized as Level 3

1)	Valuation techniques and inputs

Valuation techniques and significant unobservable inputs used in the level 3 fair value measurements are as follows:

			Ranges of Unobservable Inputs
	Valuation Techniques	Unobservable Inputs	As of March 31
			2016	2015

Available-for-sale financial assets (equity securities)	Discounted cash flow	Capital cost	12.4%	12.6%
		Perpetual growth rate	1.2%	2.0%
Financial assets at FVTPL (other)	Monte Carlo simulation	Expected normal distribution of operating profit	¥(150) million ($(1,331) thousand)	¥1,500 million

Perpetual growth rate has a positive correlation with the fair value of available-for-sale equity securities, whereas capital cost has a negative correlation. Probability of operating result achievement has a positive correlation with the fair value of other of financial assets at FVTPL. Other than those above, certain financial assets are measured by using the Guideline Transaction Method.

2)	Reconciliation of financial instruments categorized as level 3

Reconciliation of financial instruments categorized as level 3 is as follows:

For the Year Ended March 31, 2016

	Millions of Yen
	Financial Assets at FVTPL	Available-for-Sale Financial Assets
		Equity	Debt
	Other	Securities	Securities	Other

As of April 1, 2015	¥1,144	¥15,985	¥1,806	¥3,535
Gains or losses:
Profit for the year (Note 1)	(52)	(1,362)	(1,038)	(147)
Other comprehensive income (Note 2)		(1,750)	(2)	(199)
Business combinations (Note 3)		1,167	1,660	11
Purchases	1	7,170	1,072	3,628
Transfers from level 3 to level 1 (Note 4)		(300)
Reclassification (Note 5)	(786)	2,701	(1,771)
Others		(414)	(399)	(26)

As of March 31, 2016	¥307	¥23,197	¥1,328	¥6,802

	Thousands of U.S. Dollars
	Financial Assets at FVTPL	Available-for-Sale Financial Assets
		Equity	Debt
	Other	Securities	Securities	Other

As of April 1, 2015	$10,153	$141,862	$16,028	$31,372
Gains or losses:
Profit for the year (Note 1)	(461)	(12,087)	(9,212)	(1,305)
Other comprehensive income (Note 2)		(15,531)	(18)	(1,766)
Business combinations (Note 3)		10,357	14,732	98
Purchases	9	63,632	9,514	32,197
Transfers from level 3 to level 1 (Note 4)		(2,662)
Reclassification (Note 5)	(6,976)	23,971	(15,717)
Others		(3,676)	(3,541)	(231)

As of March 31, 2016	$2,725	$205,866	$11,786	$60,365

Notes:

1.	Gains or losses included in profit for the year are included in “Other non-operating income” and “Other non-operating expenses” in the consolidated statement of profit or loss.

2.	Gains or losses included in other comprehensive income are included in “Available-for-sale financial assets” and “Exchange differences on translating foreign operations” in the consolidated statement of comprehensive income.

3.	Due mainly to ASKUL, a new subsidiary

4.	Due to newly listed investees

5.	Due to conversion of convertible bonds with share subscription rights of Signal Digital, Inc. into shares in February 2016.

For the Year Ended March 31, 2015

	Millions of Yen
	Financial Assets at FVTPL	Available-for-Sale Financial Assets
		Equity	Debt
	Other	Securities	Securities	Other

As of April 1, 2014	¥719	¥26,715	¥1,476	¥1,844
Gains or losses:
Profit for the year (Notes 1 and 3)	119	5,409	75	202
Other comprehensive income (Notes 2 and 3)		(3,033)	255	342
Purchases	306	8,919		1,260
Transfers from level 3 to level 1 (Note 4)		(1,065)
Others (Note 3)		(20,960)		(113)

As of March 31, 2015	¥1,144	¥15,985	¥1,806	¥3,535

Notes:

1.	Gains or losses included in profit for the year are included in “Other non-operating income” and “Other non-operating expenses” in the consolidated statement of profit or loss.

2.	Gains or losses included in other comprehensive income are included in “Available-for-sale financial assets” and “Exchange differences on translating foreign operations” in the consolidated statement of comprehensive income.

3.	Investments in The Japan Net Bank, Limited (“JNB”), which had been categorized as available-for-sale financial assets, have been reclassified to investments in an associate due to conversion of its non-voting right shares to common stock. In relation to this reclassification, the Company’s interests were remeasured at fair value as if they were disposed of, and the unrealized revaluation gain of ¥6,249 million included in “Accumulated other comprehensive income” in the consolidated statement of financial position has been reclassified to “Other non-operating income” in the consolidated statement of profit or loss. (Please refer to “Note 30. Other non-operating income.”)

4.	Due to newly listed investees

3)	Sensitivity Analysis

For financial instruments classified as level 3, no significant changes in fair value are expected to occur as a result of changing unobservable inputs to other alternative assumptions that are considered reasonable.

4)	Valuation processes

The fair value of level 3 financial instruments is measured by our personnel in the investment management department, taking into account external specialists’ advice and using the most appropriate valuation techniques and inputs that reflect the nature, characteristics, and risks of the financial instruments subject to fair valuation. The result of the fair value measurement, including the valuation by the external specialists, is reviewed by managers of the investment management department and approved by the Chief Financial Officer (Vice President and Executive Director).

27.	TRANSFERS OF FINANCIAL ASSETS (UNAUDITED)

The Company enters into securitization transactions involving trade and other receivables. Certain securitized receivables have recourse that makes the Group obliged to pay in the case of the debtor’s default. Such receivables are not derecognized because they do not meet the criteria for derecognition of financial assets.

The Group recorded ¥7,497 million ($66,534 thousand) of such transferred assets in trade and other receivables as of March 31, 2016. In addition, the Group recorded ¥7,500 million ($66,560 thousand) of other financial liabilities for the cash received at the time of transfer of the securitized assets. This liability will be settled when the payment for the transferred assets is executed; however, the Group is unable to utilize the transferred assets until then.

28.	REVENUE

The components of revenue are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Services	¥470,847	¥428,488	¥408,515	$4,178,621
Sale of goods (Note)	181,480			1,610,579

Total	¥652,327	¥428,488	¥408,515	$5,789,200

Note:	Sale of goods includes ASKUL’s operating results on and after the acquisition date. For details, please refer to “Note 5. Business combinations.”

29.	COST OF SALES AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The components of cost of sales and selling, general and administrative expenses presented by nature of the expenses are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Cost of goods sold	¥143,695			$1,275,248
Personnel expenses	66,031	¥48,875	¥45,945	586,005
Business commissions	57,037	52,747	49,788	506,186
Sales promotion costs	41,484	15,267	14,116	368,158
Sales commissions	37,372	35,158	28,638	331,665
Depreciation and amortization	30,698	16,936	13,452	272,435
Information services	30,686	17,697	13,832	272,329
Royalty charge	12,663	11,648	11,439	112,380
Others	67,359	32,948	34,867	597,790

Total	¥487,025	¥231,276	¥212,077	$4,322,196

30.	OTHER NON-OPERATING INCOME

The components of other non-operating income are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Gain on remeasurement of investments in an associate acquired in stages (Note 1)		¥6,249
Negative goodwill arising from reclassification of investments (Note 2)		2,481
Gain on sale of investment securities	¥1,532	653	¥11,769	$13,596
Others	1,484	1,255	1,425	13,170

Total	¥3,016	¥10,638	¥13,194	$26,766

Notes:

1.	In relation to the reclassification of investments in JNB to investments in an associate, the Company’s interests were remeasured at fair value as if they were disposed of, and the unrealized revaluation gain of ¥6,249 million (unaudited) included in “Accumulated other comprehensive income” in the consolidated statement of financial position has been reclassified to “Gain on remeasurement of investments in an associate acquired in stages” in the consolidated statement of profit or loss. (Please refer to “Note 26. Fair value of financial instruments (3), 2).”)

2.	As a result of the fair value remeasurement of investments in JNB, the Group’s proportionate interests in net fair value of JNB’s identifiable assets and liabilities exceed the Group’s cost of the investments. The Group recognized the excess as “Negative goodwill arising from reclassification of investments” in the consolidated statement of profit or loss.

31.	OTHER COMPREHENSIVE INCOME

The amount arising during the year, reclassification adjustments and income tax effects on each item in other comprehensive income for the years ended March 31, 2016, 2015 and 2014, were as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Items that may be reclassified subsequently to profit or loss:
Available-for-sale financial assets:
Amount arising during the year	¥4,171	¥5,641	¥12,595	$37,016
Reclassification adjustments	(1,508)	(6,322)	(4,678)	(13,383)

Before tax effect	2,663	(681)	7,917	23,633
Income tax effect	(604)	722	(2,819)	(5,360)

Available-for-sale financial assets, after tax effect	2,059	41	5,098	18,273

Exchange differences on translating foreign operations:
Amount arising during the year	(810)	928	175	(7,189)

Reclassification adjustments
Before tax effect	(810)	928	175	(7,189)

Income tax effect

Exchange differences on translating foreign operations, after tax effect	(810)	928	175	(7,189)

Share of other comprehensive income of associates:
Amount arising during the year	(237)	976	191	(2,103)

Income tax effect

Share of other comprehensive income of associates, after tax effect	(237)	976	191	(2,103)

Other comprehensive income, net of tax	¥1,012	¥1,945	¥5,464	$8,981

32.	EARNINGS PER SHARE

Basic and diluted earnings per share attributable to owners of the parent are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Basic earnings per share (yen and U.S. dollars)	¥30.15	¥23.37	¥22.43	$0.27
Profit for the year attributable to owners of the parent	¥171,617	¥133,052	¥128,605	$ 1,523,048
Profit for the year not attributable to owners of the parent
Profit for the year used in the calculation of basic earnings per share	¥171,617	¥133,052	¥128,605	$ 1,523,048
Weighted-average number of common stock (thousands of shares)	5,692,340	5,692,891	5,732,878

Diluted earnings per share (yen and U.S. dollars)	¥30.14	¥23.37	¥22.43	$0.27
Adjustments on profit for the year
Increase in the number of common stock (thousands of shares)	1,031	812	1,369

Potential common stock that are anti-dilutive and therefore excluded from the calculation of diluted earnings per share	Options series:	Options series:	Options series:
	2007—3rd, 2008—1st, 2012—2nd, 2013—1st and 2nd; 2014—1st (Please refer to “Note 24. Share-based payment.”)	2005—1st, 2nd, 3rd and 4th; 2006—1st, 2nd and 3rd; 2007—1st, 3rd and 4th; 2008—1st, 2012—2nd, 2013—1st and 2nd; 2014—1st (Please refer to “Note 24. Share-based payment.”)	2003—3rd, 2004—1st, 2nd, 3rd and 4th; 2005—1st, 2nd, 3rd and 4th; 2007—3rd and 4th; 2008—1st, 2012—2nd, 2013—1st and 2nd (Please refer to “Note 24. Share-based payment.”)

33.	SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

(1)	Significant Non-cash Transactions

Significant non-cash investing and financing transactions (transactions that do not require the use of cash or cash equivalents) are as follows:

For the Year Ended March 31, 2016 (Unaudited)

During the year, ASKUL became a subsidiary of the Company as a result of the repurchase of its treasury shares. For fair value of the acquired assets and assumed liabilities, and non-controlling interests and goodwill, please refer to “Note 5. Business combinations.”

For the Year Ended March 31, 2015 (Unaudited)

Investments in JNB, which had been categorized as available-for-sale financial assets, have been reclassified to investments in an associate due to conversion of its non-voting right shares to common stock. The carrying amount of the investments at the time of conversion was ¥23,167 million, calculated by reflecting the Group’s proportionate interests in the net fair value of JNB’s identifiable assets and liabilities.

For the Year Ended March 31, 2014

No significant non-cash transactions occurred during the year.

(2)	Net Cash Outflow on Obtaining Control of Subsidiaries (Unaudited)

Assets and liabilities assumed of new subsidiaries at the time of acquiring control through purchase of shares and the relationship between consideration and payment for acquisition are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	Year Ended March 31		Year Ended March 31,
	2016	2015	2016

Assets acquired	¥38,409	¥67,129	$340,868
Liabilities assumed	(13,492)	(38,225)	(119,737)

Net assets of new subsidiaries (before deducting cash assumed at the time of acquisition)	24,917	28,904	221,131
Goodwill	74,821	11,559	664,013
Non-controlling interests	(1,687)	(8,315)	(14,972)

Fair value of consideration paid	98,051	32,148	870,172

Cash assumed at the time of acquisition	(5,219)	(10,386)	(46,317)

Net cash outflow on obtaining control of subsidiaries	¥92,832	¥21,762	$823,855

34.	RELATED PARTY TRANSACTIONS

The Company’s ultimate parent company is SoftBank Group Corp. (a Japanese company).

Balances and transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed herein. Details of transactions between the Group and other related parties that are not members of the Group are disclosed below.

(1)	Related Party Transactions and Outstanding Balances

Year Ended March 31, 2016 (Unaudited)

			Millions of Yen
Nature of Relationship	Name of Company or Individual	Nature of Transaction	Amount of Transaction	Outstanding Balance at Year-End

Other related party	Yahoo! Inc.	Payment of royalty (Note 1)	¥12,652	¥3,350
A company in which a majority of its voting rights is held by a close family member of the Company’s director	MOVIDA JAPAN Inc. (Note 2)	Commission for fostering and promoting start-up companies (Note 1)	21
A company in which a majority of its voting rights is held by a close family member of the Company’s director	Creative Link Corporation (Note 2)	Commission for providing news content (Note 1)	58	10
		Commission for advertisement insertion on partner sites (Note 1)	16	2
		Commission for news content guiding services (Note 1)	19	2

			Thousands of U.S. Dollars
Nature of Relationship	Name of Company or Individual	Nature of Transaction	Amount of Transaction	Outstanding Balance at Year-End

Other related party	Yahoo! Inc.	Payment of royalty (Note 1)	$112,283	$29,730
A company in which a majority of its voting rights is held by a close family member of the Company’s director	MOVIDA JAPAN Inc. (Note 2)	Commission for fostering and promoting start-up companies (Note 1)	186
A company in which a majority of its voting rights is held by a close family member of the Company’s director	Creative Link Corporation (Note 2)	Commission for providing news content (Note 1)	515	89
		Commission for advertisement insertion on partner sites (Note 1)	142	18
		Commission for news content guiding services (Note 1)	169	18

Notes:

1.	Terms and conditions of the transactions are negotiated and determined based on the nature of the services to be rendered.

2.	Mr. Taizo Son, a family member of the Company’s director, Mr. Masayoshi Son, holds a majority of the voting rights.

3.	Amount of transactions does not include consumption taxes, whereas outstanding balance at year-end includes consumption taxes.

4.	Outstanding balances at year-end are not secured by any collateral and are subsequently settled by cash. No guarantee is given or received for such balances.

Year Ended March 31, 2015 (Unaudited)

			Millions of Yen
Nature of Relationship	Name of Company or Individual	Nature of Transaction	Amount of Transaction	Outstanding Balance at Year-End

Other related party	Yahoo! Inc.	Payment of royalty (Note 1)	¥11,606	¥3,187
A company in which a majority of its voting rights is held by a close family member of the Company’s Chairman	MOVIDA JAPAN Inc. (Note 2)	Commission for fostering and promoting start-up companies (Note 1)	36	3
A company in which a majority of its voting rights is held by a close family member of the Company’s Chairman	Creative Link Corporation (Note 2)	Commission for providing news content (Note 1)	56	11

Notes:

1.	Terms and conditions of the transactions are negotiated and determined based on the nature of the services to be rendered.

2.	Mr. Taizo Son, a family member of the Company’s Chairman, Mr. Masayoshi Son, holds a majority of the voting rights.

3.	Amount of transactions does not include consumption taxes, whereas outstanding balance at year-end includes consumption taxes.

4.	Outstanding balances at year-end are not secured by any collateral and are subsequently settled by cash. No guarantee is given or received for such balances.

Year Ended March 31, 2014

			Millions of Yen
Nature of Relationship	Name of the Company or Individual	Nature of Transaction	Amount of Transaction	Outstanding Balance at Year-End

Other related party	Yahoo! Inc.	Payment of royalty (Note 1)	¥11,227	¥2,950
President and Representative Director, President Corporate Officer and Chief Executive Officer of the Company	Manabu Miyasaka	Exercise of share options (Note 2)	11
		Grant of share options, for consideration (Note 3)	13	13
Chief Operating Officer of the Company	Kentaro Kawabe	Grant of share options, for consideration (Note 3)	10	10
A company in which a majority of its voting rights is held by a close family member of the Company’s Chairman	MOVIDA JAPAN Inc. (Note 4)	Commission for fostering and promoting start-up companies (Note 1)	27
A company in which a majority of its voting rights is held by a close family member of the Company’s Chairman	Creative Link Corporation (Note 4)	Commission for providing news content (Note 1)	54	9

Notes:

1.	Terms and conditions of the transactions are negotiated and determined based on the nature of the services to be rendered.

2.	The amount is determined by multiplying the number of shares issued as a result of exercising share options by the amount paid.

3.	This represents consideration received from directors for granting share options to them. The amount of consideration was determined by Plutus Consulting, a third-party appraiser, by using a Monte Carlo simulation, a common price assessment model, based on the Company’s stock price and other factors.

4.	Mr. Taizo Son, a family member of the Company’s Chairman, Mr. Masayoshi Son, holds a majority of the voting rights.

5.	Amount of transactions does not include consumption taxes, whereas outstanding balance at year-end includes consumption taxes.

6.	Outstanding balances at year-end are not secured by any collateral and are subsequently settled by cash. No guarantee is given or received for such balances.

(2)	Remuneration for Major Executives

Remuneration for major executives is as follows:

	Millions of Yen			Thousands of U.S. Dollars
	Year Ended March 31			Year Ended March 31,
	2016	2015	2014	2016
	Unaudited	Unaudited		Unaudited

Short-term benefits	¥406	¥283	¥311	$3,603
Retirement benefits	1	1	2	9
Share-based payments		2	2

Total	¥407	¥286	¥315	$3,612

Note:	Remuneration for major executives represents remuneration for the Company’s directors (including external directors) and other executive officers.

35.	CONTINGENCIES (UNAUDITED)

(1)	Committed Line of Cash Advances

The Group provides cash advance services to customers in its credit card business. The remaining balances at year-end are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016

Total amount of committed lines of cash advances	¥194,620	¥259,736	$1,727,192
Outstanding balance	(6,638)	(8,689)	(58,910)

Remaining balance	¥187,982	¥251,047	$1,668,282

(2)	Credit Guarantee

In its credit guarantee business, the Group implemented debt guarantees against customers’ loans from partnered financial institutions.

	Millions of Yen		Thousands of U.S. Dollars
	As of March 31		As of March 31,
	2016	2015	2016

Total amount of credit guarantees	¥13,822	¥13,447	$122,666
Balance of credit guarantees	10,418	10,427	92,457

36.	APPROVAL OF CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements have been authorized for issue by Mr. Manabu Miyasaka, President and Representative Director, President Corporate Officer and Chief Executive Officer, and Mr. Toshiki Oya, Senior Executive Vice President Corporate Officer and Chief Financial Officer, on September 19, 2016.

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